AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this "Agreement"), dated as of March 2, 2011, is between MCRT/MA 104 NoMa LLC,  a Delaware limited liability company (“MCRT”), and BIR/BVF-II NoMa JV, L.L.C., a Delaware limited liability company (“Investor”).

RECITALS.

The Company (as defined below) was formed as a Delaware limited liability company pursuant to a certificate of formation filed with the Delaware Secretary of State on March 27, 2007.  MA 104 NoMa West Limited Partnership and CUIP NoMa West, LLC were the original members of the Company.  Subsequently, MA 104 NoMa West Limited Partnership acquired the member interest in the Company held by CUIP NoMa West, LLC so that MA 104 NoMa West Limited Partnership was the only member of the Company.  Immediately prior to effectiveness of this Agreement, MA 104 NoMa West Limited Partnership transferred the member interest in the Company to Investor and MCRT, which is owned by MCRT NoMa LLC (a wholly-owned indirect subsidiary of Mill Creek Residential Trust LLC) and MA 104 NoMa West Limited Partnership.  MCRT and Investor are entering into this Agreement for the purpose of (i) admitting Investor and MCRT as member of the Company, (ii) confirming the current members of the Company as Investor and MCRT and (iii) restating the limited liability company agreement of the Company (within the meaning of the LLC Act).

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1	Current Members; Form of Management.

(A) (A)           Investor and, to the extent not previously admitted, MCRT each is hereby admitted as a member of the Company, effective upon execution of this Agreement.  The members of the Company currently are Investor and MCRT.  The Company will continue as a limited liability company pursuant to the LLC Act.

(B) The Company will be managed by a manager, within the meaning of the LLC Act.  MCRT is the initial Manager.  The Members will have only the authority with respect to management of the Company’s properties, business and affairs that is specifically granted to them in this Agreement or, to the extent applicable taking into consideration the terms of this Agreement, the LLC Act.

1.2 Names.

(A) The name of the Company is NoMa West Residential I LLC.  The Manager may adopt one or more fictitious names or trade names for use by the Company.  The Manager may abandon any fictitious name or trade name adopted by the Company.  The Manager will make all filings required under applicable laws in connection with the adoption or use by the Company of any fictitious name or trade name.

(B) MCRT may allow the Company to utilize in the business of the Company names, service marks, trademarks and logos that are proprietary to MCRT or its affiliates, but MCRT will not be obligated to do so.  If MCRT allows the Company to utilize any such names, service marks, trademarks or logos, MCRT may do so under such terms, and subject to such agreements, undertakings and conditions as it requires in its discretion.

THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS.  A MEMBERSHIP INTEREST MAY NOT BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS, AS TO ALL APPLICABLE SECURITIES LAWS, A REGISTRATION STATEMENT IS THEN IN EFFECT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THE COMPANY HAS NO OBLIGATION TO EFFECT THE REGISTRATION OF ANY MEMBERSHIP INTEREST.  TRANSFER AND ENCUMBRANCE OF MEMBERSHIP INTERESTS ALSO IS RESTRICTED BY PROVISIONS OF THIS AGREEMENT.

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1.3 Registered Agent; Registered Office.

(A) The Company's registered agent, as required by § 18-104 of the LLC Act, is The Corporation Trust Company.  The Manager may change the Company's registered agent from time to time.  The Manager may appoint a new registered agent for the Company upon resignation or removal of the Company's registered agent.  The Manager shall file such amendment to the Company's certificate of formation as may be required by the LLC Act to reflect any change in the Company's registered agent.

(B) The Company's initial registered office will be at 1209 Orange Street, Wilmington, Delaware 19801.  The Manager or the Company's registered agent may change the location of the Company's registered office from time to time, provided that it files notice of the change in accordance with the LLC Act.

(C) The Manager or the Company's registered agent must notify the Investor of any change in the Company's registered agent or the location of the Company's registered office not later than the time at which the change becomes effective.

1.4 Purpose.

The purposes of the Company will be (i) to acquire the Land, (ii) to develop the Project, including constructing the Improvements and other related facilities on the Land, constructing off-site facilities to the extent required (by governmental authorities or otherwise) for the Project and completing the build-out of tenant finish improvements for the retail space in the Project, (iii) to own, lease, operate, maintain, repair and otherwise deal with the Project, and to sell or otherwise dispose of the Project as a whole or in parts, (iv) to carry on other business typical for an owner or operator of a development similar to the Project and (v) to do other things incident to the other purposes  enumerated in this Section 1.4.  The purposes of the Company include borrowing money to finance development of the Project and the conduct of the Company’s business, subject to the requirements for approval by the Members contained in this Agreement.  The Members and the Manager acknowledge that the Project is to be developed and held for investment with the intent of maximizing the return to the Members, but such investment intent shall not preclude a disposition of the Project consistent with the terms of this Agreement.  The Members acknowledge that the current business plan for the Company does not contemplate a sale of the Project at a specific date.

1.5	Taxation as a Partnership.

It is the intent of the Company and its Members that the Company be treated as a partnership for income tax purposes, and the terms of this Agreement shall be construed so as to accomplish that goal.  The Company shall not elect to be treated other than as a partnership for federal income tax purposes without the prior written consent of all Members.

ARTICLE 2.

DEFINED TERMS AND INTERPRETATION

2.1 Defined Terms.

Terms listed below have the respective meanings assigned to them below when used in this Agreement, unless the context requires otherwise:

"Additional Contribution Preference" means, with respect to any Member, an amount equal to the excess of (i) a return, computed like interest, compounded annually, at a rate of 10% per annum on the balance, as it stands from time to time, of the unrecovered Additional Contributions of the Member (in the case of MCRT, other than Cure Contributions) in excess of the Disproportionate Capital of the Member, plus (ii) in the case of MCRT, a return, computed like interest, at the Loan Rate on that portion of the unrecovered Cure Contributions of MCRT, the proceeds of which were used to make principal reduction payments under the Development Financing and or any Refinancing Loan, or pay Project Costs which would have otherwise been paid from the proceeds of said Development Financing and or any Refinancing Loan (other than those MCRT is obligated to bear without right of reimbursement by the Company under another provision of this Agreement) minus (iii) all distributions made to the Member under Section 6.1(3).

"Additional Contributions"  has the meaning assigned to it in Section 3.2(A).

"Adjusted Capital Account Deficit" means, with respect to any Member as of the end of any period, the deficit balance, if any, in the Capital Account of the Member as of the end of that period, after:

(1) crediting to the Capital Account any amounts that the Member is deemed obligated to restore as described in Treasury Regulation §§ 1.704-2(i)(5) and 1.704-2(g)(1); and

(2) debiting the Capital Account for items described in paragraph (4), (5) or (6) of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

"Affiliate" or "affiliate" means, when used with respect to any person, any other person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with that person.  For such purpose, "control" of a person means the possession, directly or indirectly, of the power to direct the management and policies of the person, whether through the exercise of voting rights, contract or otherwise.

“After Debt Service Cash Flow” means, for any period, the amount by which (i) Gross Receipts for such period exceeds (ii) the aggregate, without duplication, of the Operating Expenses (other than Retail Leasing Expenditures) and interest and other payments on indebtedness of the Company for such period.

"Agreement"  has the meaning assigned to it in the preamble.

"Balance Sheet"  has the meaning assigned to it in Section 12.3.

"Base Preference" means, with respect to any Member, an amount equal to the excess of (i) a return, computed like interest, compounded annually, at a rate of 10% per annum on the unrecovered Initial Contributions of the Member over (ii) all distributions made to the Member under Section 6.1(5).  Base Preference will accrue on unrecovered Initial Contributions from the date any Initial Contribution is first funded to the Company.

 “Berkshire Entity” means Berkshire Multifamily Value Fund-II OP, L.P. or Berkshire Income Realty-OP, L.P. or any successor to either such entity by merger, consolidation or the sale of all or substantially all of the assets thereof.

"Book Basis" means, with respect to any property of the Company, the property's adjusted basis for federal income tax purposes; provided that if Capital Accounts are adjusted pursuant to Treasury Regulation § 1.704-1(b)(2)(iv) to reflect the fair market value of any Company property, the Book Basis of the property will be adjusted as of the time of the adjustment to equal the property's fair market value.

“Break-Even Date” means the later of (i) the last day of the first three consecutive calendar month period during which Distributable Cash (calculated without reduction for debt service) is at least equal to the debt service on all then outstanding Development Financing and Refinancing Loans or (ii) Completion of Construction.

“Business Plan” means a business plan for the Company prepared and approved in accordance with Section 10.6(A).

"Capital Account" means the account maintained for a Member in accordance with Section 3.3.

"Capital Contributions" means all contributions to the capital of the Company made by a Member in accordance with the provisions of this Agreement.

“Capital Transaction” means any transfer of all or any part of the Project or any other property of the Company (excluding transfers of incidental amounts of personal property); any taking of all or any part of the Project or any other property of the Company under the power of eminent domain; any borrowing (including any refinancing of indebtedness) by the Company; or any receipt by the Company of insurance proceeds with respect to any casualty loss.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.  A reference to a particular provision of the Code includes all successor provisions to that provision, even if the successor provisions are numbered differently.

"Co-Management Right” has the meaning assigned to it in Section 4.1(G).

"Company" means the limited liability company governed by this Agreement and formed pursuant to the certificate of formation naming the Company filed with the Secretary of State of Delaware pursuant to the LLC Act.

"Completion of Construction" means issuance of one or more certificates of occupancy that allow occupancy of each residential unit in the Project and use of the parking structure that is part of the Project, and issuance of a “shell completion” certificate of occupancy with respect to the retail space in the Project if one is required under local law.  A conditional certificate of occupancy will be sufficient for purposes of establishing Completion of Construction so long as it allows occupancy of the relevant space or, in the case of the retail space in the Project, will allow occupancy upon completion of tenant finish improvements.  Completion of Construction is not dependent on issuance of certificates of occupancy allowing actual occupancy of the retail space that is part of the Project.

"Contribution Notice" means a notice from the Manager or a Member calling for funding of Additional Contributions pursuant to Section 3.2.

“Cure Contributions” means (i) any Additional Contributions made by Investor to pay Project Costs for which MCRT is responsible (without right of reimbursement from the Company) under Section 3.4(A) or another provision of this Agreement or for which MCRT or an Affiliate of MCRT is responsible (without right of reimbursement from the Company) under an agreement between MCRT or such Affiliate, on one hand, and the Company, on the other hand, (ii) any Additional Contributions made by Investor to cure a Guarantor Default and (iii) any Additional Contributions made by MCRT to cure a Guarantor Default unless MCRT is obligated to bear such the costs (without right of reimbursement from the Company) under another provision of this Agreement.

“Cure Costs” means the aggregate amount of any and all costs, expenses (including without limitation reasonable attorneys fees and expenses), cash, securities, letters of credit, reserve deposits, or other amounts, or instruments used, posted or restricted, by the Investor, by any Substitute Guarantor, or by any Affiliate of either of the foregoing, incurred by Investor, the Substitute Guarantor, or any Affiliate of either of the foregoing, in connection with providing additional or replacement collateral, providing a Substitute Guarantor, or otherwise, in connection with curing a Guarantor Default.

"Delinquent Member" has the meaning assigned to it in Section 3.2(B).

"Development Budget" means the budget for Project Costs that is attached as Schedule 2 to this Agreement, as such budget is amended from time to time by agreement of the Manager and the Members (other than MCRT if it has been replaced as the Manager in accordance with Section 4.1(A)) or as otherwise allowed by this Agreement.

"Development Financing" means a loan, or combination of loans, to provide financing for construction of the Project arranged by the Manager.  It is anticipated that the Development Financing will be a loan in the maximum amount of $95,000,000 to be made to the Company by PNC Bank, National Association and other banks identified by it with loan documents in substantially the same form and substance as provided to the Members on or about March 2, 2011.

"Disproportionate Capital" means, (i) in the case of Investor, (A) the amount, if any, by which the aggregate unreturned Additional Contributions of Investor (other than Cure Contributions) exceeds nine times the aggregate unreturned Additional Contributions of MCRT (other than Cure Contributions) and (B) any unreturned Cure Contributions; and (ii) in the case of MCRT, the amount, if any, by which the aggregate unreturned Additional Contributions of MCRT (other than Cure Contributions) exceeds one-ninth of the aggregate unreturned Additional Contributions of Investor (other than Cure Contributions).

"Disproportionate Capital Preference" means, with respect to any Member, an amount equal to the excess of (i) a return, computed like interest, compounded annually, at a rate of 25% per annum on the Disproportionate Capital of the Member as it stands from time to time over (ii) all distributions made to the Member under Section 6.1(1).

"Distributable Cash" means, for any period, the excess, if any, of (i) Gross Receipts realized by the Company during the period and amounts released from Company reserves (other than amounts released for payment of costs or other obligations and any amounts released from reserves funded from proceeds of a Capital Transaction) during the period over (ii) the sum of (A) Operating Expenses paid by the Company during the period (other than Operating Expenses paid from Capital Contributions, proceeds of Capital Transactions or amounts held in Company reserves), (B) deposits made to Company reserves during the period (other than amounts added to reserves from proceeds of a Capital Transaction) and (C) costs incurred by the Company in effecting or attempting to effect a Capital Transaction that are paid by the Company during the period from any source other than proceeds of a Capital Transaction or Company reserves.

"Encumbrance" or "encumbrance"  includes a lien, pledge, security interest or other device intended to create an interest in property as security. "Encumber" or "encumber" means the creation of any encumbrance.

“Excluded Liabilities” means (i) liabilities and obligations under loan documents for the Development Financing, (ii) liabilities and obligations under contracts listed in Schedule 8, (iii) potential liabilities and obligations in respect of environmental contamination existing on the Land, (iv) liabilities and obligations under permits and other governmental approvals for development of the Project and (v) recording, transfer, mortgage and similar Taxes that may be due in connection with the admission to the Company of MCRT and/or Investor or closing of the Development Financing.

“Force Majeure” means strikes, lockouts or other labor disputes, delay in deliveries (but only if any applicable order for any such delivery is placed in a timely fashion), shortages in labor or materials, fire, windstorm, earthquake, natural disaster or other casualties, acts of God, rioting or other civil disturbance, acts of war or acts of terrorism, adverse weather conditions of atypical severity, duration or frequency, actions (or inaction when action is required) of governmental authorities (but only if such action or inaction is not attributable to the action or inaction of the Manager or the General Contractor), or other causes beyond the reasonable control of the Manager or the General Contractor (but only if the cause or its duration, as applicable, would not customarily be taken into account by a competent construction manager in setting a construction schedule for a development like the Project).

“Guarantor Default” means, a default under any Development Financing or any Refinancing Loan that results from a default of the Guarantor by the Guarantor in the performance of its obligations (other than its undertaking as guarantor for performance of the Borrower’s obligations) or any financial covenants of Guarantor included in the terms of such Development Financing or Refinancing Loan (subject to any applicable notice and cure periods included in the terms of such Development Financing or Refinancing Loan).

“General Contractor” means MCRT Mid-Atlantic Construction LLC, a Delaware limited liability company.

“Gross Receipts” means the total cash receipts of the Company from any source other than Capital Contributions and proceeds of a Capital Transaction (excluding deposits that are refundable), including receipts from rental of units in the Project, tenant deposits forfeited to the Company or which, by their terms, are not refundable, receipts from a tenant as reimbursement of expenses paid by the Company, proceeds of rental loss and similar insurance (net of costs of collecting those proceeds), revenues from the investment of cash balances held by the Company, receipts from telephone, cable television, laundry and other concessions or participation in revenues generated by such concessions, other receipts of the Company realized in the ordinary course of business, and proceeds received from transfer of incidental amounts of personal property.

“Guaranteed Project Costs” means all Project Costs other than (i) interest on the Development Financing or any Refinancing Loan accrued after Completion of Construction, (ii) property taxes on the Project for any period after Completion of Construction, (iii) any lease-up costs or operating costs incurred after Completion of Construction, (iv) commitment fees, origination fees and other similar fees and closing costs (including title insurance costs and legal fees) for any Refinancing Loan, except a Replacement Construction Loan necessitated by a MCRT-Linked Loan Default and (v) Retail Leasing Expenditures or additional general conditions costs of the General Contractor allocable to build-out of the tenant improvements for the retail space in the Project.

“Guarantor” means MCRT East Assurance I LLC, a Delaware limited liability company.

“Guarantor Credit Event” means the occurrence with respect to the Guarantor of any one or more of the following events or the existence with respect to the Guarantor of any one or more of the following circumstances, in any such case prior to Completion of Construction and receipt of final lien waivers from the General Contractor and all subcontractors and suppliers for construction of the Project whose contract amount is $50,000 or more:

(1) a general assignment by the Guarantor for the benefit of creditors, or the appointment of a receiver, trustee or custodian for all or any substantial part of the Guarantor’s property and assets, which appointment is not dismissed within 60 days;

(2) the commencement by the Guarantor of any voluntary proceeding for relief under the United States Bankruptcy Code or any other bankruptcy, insolvency or other laws respecting debtor’s rights; or the entry against the Guarantor of any “order for relief” by any court of competent jurisdiction in any involuntary proceeding against the Guarantor under United States Bankruptcy Code or any other bankruptcy, insolvency or other laws respecting debtor’s rights, but only if such order continues unstayed and in effect for a period of 120 consecutive days; or

(3) attachment, execution or other judicial seizure of all or substantially all of the assets of the Guarantor, if such attachment, execution or seizure is not dismissed or discharged (through bonding or otherwise) within 60 days after the levy thereof.

“Guaranty” means a guaranty of MCRT’s obligations under Section 3.4(A) and the obligations of the General Contractor under its construction contract with the Company, to be delivered by the Guarantor as provided for in Section 3.4(B), which guaranty will be in the form attached as Schedule 9 to this Agreement.

"Impaired Member" has the meaning assigned to it in Section 9.1(A).

"Improvements" means the buildings, parking areas, common areas, landscaping  and other improvements contemplated by the Plans and Specifications, but excluding tenant finish improvements for the retail space in the Project.

"Income Statements"  has the meaning assigned to it in Section 12.3.

"Indemnified Affiliates" means, as to any person, (i) any Affiliate of such person, (ii) any person who holds a direct or indirect ownership interest in such person or in any such Affiliate, (iii) the respective officers, directors, trustees, managers, agents and employees of such person, any Affiliate of such person or any person who holds a direct or indirect ownership interest in such person or in any such Affiliate and (iv) the respective successors (other than by assignment) of any Indemnified Affiliate.

"Initial Contributions" means the contributions to the capital of the Company made in accordance with Section 3.1.

“Initiating Member” has the meaning assigned to it in Section 9.2(A).

"Investor"  has the meaning assigned to it in the preamble.

“IRR” means an annual percentage rate earned on a dollar of investment of Initial Contributions, accounting for all inflows of Initial Contributions and outflows of distributions pursuant to Section 6.1(5), 6.1(6), 6.1(7), 6.1(8) and 6.1(9).  The annual positive percentage rate shall be calculated using the “XIRR” function of the Microsoft Excel software by solving for the annualized discount rate (with annual compounding) at which the present value of all inflows of Initial Contributions and all outflows of distributions pursuant to Section 6.1(5), 6.1(6), 6.1(7), 6.1(8) and 6.1(9) are equal, when discounted to the date of the initial cash inflow.  In determining IRR as to the Investor: (i) any Initial Contribution will be treated as having been funded to the Company as of the day of the month funds for the Initial Contribution were actually delivered to the Company; and (ii) any distribution will be treated as received by Investor on the day of the month the distribution was made.

“JAMS” means J.A.M.S./Endispute, Inc.

"Land" means the land described in Schedule 1 to this Agreement.

“Leasing Plan” means a leasing plan for the Company prepared and approved in accordance with Section 10.6(C).

"Lender"  means any lender that provides all or part of the Development Financing and, if the Development Financing is refinanced in whole or in part, any lender that provides a Refinancing Loan on which the Company is liable at the time.

"LLC Act"  means the Delaware Limited Liability Company Act, §§ 18-101, et seq. of Title 6 of the Delaware Code, as previously amended or as amended in the future; provided that unless required as a matter of law, future amendments of such statute will apply to the relationship of the Members and the Manager in respect of the Company only to the extent provided by agreement of the Members.

“Loan Rate” means, in respect of any Additional Contribution or other funding to cure a Guarantor Default, the interest rate in effect from time to time on the Development Financing or Refinancing Loan to which the Guarantor Default related.

"Major Decision "  has the meaning assigned to it in Section 4.2(A).

"Manager" means MCRT or, upon MCRT's resignation or removal as the manager (within the meaning of the LLC Act) for the Company, another person designated as a manager of the Company in accordance with this Agreement and the LLC Act.

"MCRT"  has the meaning assigned to it in the preamble.

“MCRT-Linked Loan Default” means, a default under any Development Financing or Refinancing Loan that results from (i) failure of MCRT to perform any obligation that is expressly imposed upon it by this Agreement, (ii) noncompliance with any financial covenants of MCRT or Guarantor included in the terms of the Development Financing or Refinancing Loan or (iii) removal of MCRT as the Manager as the result of a Removal Event or (iv) a Guarantor Credit Event.

"Member" means MCRT or Investor or any other person who is admitted as a member of the Company in accordance with the requirements of this Agreement but, subject to Section 7.2(B), excluding any Member who has transferred its entire Membership Interest.

"Membership Interest" means the interest of a Member in the Company, including the interest of the Member in allocations of Profits and Losses (or items thereof), the Member's interest in distributions, and the Member's voting rights.

“Net Proceeds” means, with respect to any Capital Transaction, the excess of (i) all proceeds of the Capital Transaction received by the Company (except proceeds used to pay or set aside for the payment of Operating Expenses, Project Costs (other than Guaranteed Project Costs that MCRT is obligated to pay in accordance with Section 3.4(A)), or Retail Leasing Expenditures), excluding proceeds of rental interruption and similar insurance, over (ii) the sum of the costs incurred by the Company in effecting the Capital Transaction, the portion of such proceeds applied in payment of indebtedness of the Company, the portion of such proceeds expended or designated for expenditure to repair, rebuild or improve the Project, and amounts set aside from such proceeds as reserves.   Any portion of Capital Transaction proceeds set aside as a reserve will be considered to be additional Net Proceeds at such time as the Manager and Investor agree that  such reserve is no longer required.

"Non-Impaired Member" has the meaning assigned to it in Section 9.1(A).

“Operating Budget” means an operating budget for the Company prepared and approved in accordance with Section 10.6(A).

“Operating Expenses” means all of the costs and expenses incurred by the Company in the operation of the Project or in otherwise carrying on the ordinary course of its operations (regardless of whether such costs and expenses are treated as capital expenditures under the accounting conventions employed by the Company), including maintenance and repair costs, insurance premiums, utility charges, advertising and marketing expenses, salaries, wages and fringe benefits, property taxes and assessments, sales taxes, other costs for which reimbursement must be made by the Company under the terms of its agreement with the property manager for the Project, interest and other payments on indebtedness of the Company (excluding payments on Company indebtedness made from Capital Contributions or proceeds of a Capital Transaction), costs to refit, remodel or refurbish units in the Project for occupancy following the expiration of a lease term, property management fees, and accounting, legal and other administrative costs.

“Parent” has the meaning assigned to it in Section 4.9(B).

"Partially Adjusted Capital Account" means, with respect to any Member as of the end of any period, the Capital Account of the Member at the beginning of the period, adjusted for all Capital Contributions made to the Company during the period, all distributions by the Company during the period and all special allocations made in accordance with Section 5.2 with respect to the period, and assuming that amounts distributable for the period under Article 6 are distributed during the period (and that such amounts are not taken into account again when they are actually distributed), but before giving effect to any allocations of Profits or Losses for the period under Section 5.1.

"Partner Minimum Gain" has the meaning assigned to the term "partner nonrecourse debt minimum gain" in Treasury Regulation § 1.704-2(i).

"Partnership Minimum Gain"  has the meaning assigned to it in Treasury Regulation § 1.704-2(d).

"Partner Nonrecourse Deductions"  has the meaning assigned to it in Treasury Regulation § 1.704-2(i).

"Partnership Nonrecourse Deductions" has the meaning assigned to the term "nonrecourse deductions" in Treasury Regulation § 1.704-2(b).

"Plans and Specifications" means the final plans and specifications for the Improvements identified in Schedule 3 to this Agreement, as modified to incorporate change orders approved by the Manager and the Members  (other than MCRT if it has been replaced as the Manager in accordance with Section 4.1(A)) or otherwise allowed by this Agreement to be made by the Manager without Member approval.

"Profits" and "Losses" means, for any period, an amount equal to the Company's items of taxable income or loss, respectively, for the period, determined in accordance with Code § 703, with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account as an item of Profit or Loss pursuant to this definition will be added to taxable income or loss.

(2) Any expenditure of the Company described in Code § 705(a)(2)(B), or treated as a Code § 705(a)(2)(B) expenditure pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account as an item of Profit or Loss pursuant to this definition will be subtracted from taxable income or loss.

(3) Gain or loss resulting from transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of the property, notwithstanding that the adjusted tax basis of the property differs from its Book Basis.

(4) Any increase or decrease to Capital Accounts as a result of an adjustment to the Book Basis of Company property pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f) will be an item of Profit or Loss, as appropriate.

(5) If the basis of Company property is adjusted pursuant to Treasury Regulation § 1.704-1(b)(2)(iv), depreciation computed in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(g) will be taken into account in lieu of the depreciation, amortization and other cost recovery deductions otherwise allowed in computing taxable income or loss.

(6) Any allocation pursuant to Section 5.2 or 5.3(C) will not be considered in determining Profit or Loss.

“Project” means a development to be constructed on the Land encompassing 603 dwelling units, approximately 1,250 square feet of retail space and parking with approximately 570 parking spaces.  The Project includes any improvements constructed on the Land and all tenant finish improvements for the retail space in the Project and all fixtures, furnishings, equipment, other tangible personal property, contract rights, utility rights, development rights and other intangibles related thereto.

"Project Costs" means all costs and expenses incurred by the Company in completing the acquisition, construction, development and initial lease-up of the Project or in obtaining the construction financing for the Project, unless specifically excluded below.  Project Costs include (i) the purchase price for the Land and all closing costs, transfer taxes and similar items paid by the Company in connection with the transfer of the Land to the Company, (ii) amounts paid to contractors retained to construct the Improvements or portions of the Improvements, (iii) amounts paid for construction materials, fixtures, equipment, supplies and labor for the Improvements, (iv) interest on the Development Financing and any Refinancing Loan through the Break-Even Date, (v) commitment fees, origination fees and other similar fees payable with respect to the Development Financing or any Replacement Construction Loan, (vi) tap fees, development fees and other similar fees payable to governmental authorities or public or private utilities with respect to the Project, (vii) the cost of any title insurance policy relating to the Project obtained for the benefit of the Company or a Lender in connection with the transfer of the Land to the Company or the closing of the Development Financing or a Replacement Construction Loan, (viii) legal fees for services rendered by counsel to the Company in connection with the acquisition of the Land, the development of the Project or the closing of the Development Financing or a Replacement Construction Loan, (ix) architectural and engineering costs for the Project, (x) the cost of any off-site improvements or other expenditures required in connection with the Project by governmental authorities, (xi) Retail Leasing Expenditures, (xii) the fees due the General Contractor and the General Contractor’s share of any construction savings, all as contemplated by Section 4.7 and (xiii) the transaction costs to implement any interest hedge that takes effect prior to Completion of Construction and payments by the Company under an interest hedge allocable to the period prior to Break-Even.  Project Costs do not include commitment fees, origination fees and other similar fees or closing costs (including title insurance costs and legal fees) payable with respect to any Refinancing Loan other than a Replacement Construction Loan.

"Proportionate Share" means, with respect to the Investor, 90% and, with respect to MCRT, 10%.

"Purchase Notice " has the meaning assigned to it in Section 9.1(A).

"Purchased Interest" means a Membership Interest transferred pursuant to Section 9.1 or 9.2.

“Recourse Guaranty” means, any repayment, recourse or completion guaranty provided in connection with any Development Financing or any Replacement Construction Loan.

"Refinancing Loan" means a loan obtained by the Company to refinance, in whole or in part, the Development Financing or another Refinancing Loan.  A Replacement Construction Loan is a Refinancing Loan.

“REIT” has the meaning assigned to the term “real estate investment trust” in Code § 856.

“Removal Event” means, with respect to a Member or the Manager, the occurrence of any one or more of the following events or the existence of any one or more of the following circumstances:

(1) the violation of any of the restrictions set forth in this Agreement upon transfer or encumbrance of the Membership Interest of such person (including, in the case of the Manager if it also is a Member, the Membership Interest held by the Manager in its capacity as a Member);

(2) a general assignment by such person for the benefit of creditors, or the appointment of a receiver, trustee or custodian for all or any substantial part of such person’s property and assets, which appointment is not dismissed within 60 days;

(3) the commencement by such person of any voluntary proceeding for relief under the United States Bankruptcy Code or any other bankruptcy, insolvency or other laws respecting debtor’s rights; or the entry against such person of any “order for relief” by any court of competent jurisdiction in any involuntary proceeding against such person under United States Bankruptcy Code or any other bankruptcy, insolvency or other laws respecting debtor’s rights, but only if such order continues unstayed and in effect for a period of 120 consecutive days;

(4) attachment, execution or other judicial seizure of all or any substantial part of the assets of such person or of the Membership Interest of such person (including, in the case of the Manager if it also is a Member, the Membership Interest held by the Manager in its capacity as a Member) or any part of such Membership Interest, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by such person of its obligations under this Agreement, but only if such attachment, execution or seizure is not dismissed or discharged (through bonding or otherwise) for a period of 60 days after the levy thereof;

(5) in the case of MCRT, (i) failure to pay any amount due in accordance with Section 3.4(A) (unless the amount is subject to a good faith dispute) and the continuation of such failure for 30 days after written demand for payment is made by Investor or (ii) failure to achieve Completion of Construction with respect to one residential unit within 26 months after the date of this Agreement, subject to extension of time for delays attributable to Force Majeure; and (iii) failure to achieve Completion of Construction within 39 months after the date of this Agreement, subject to extension of time for delays attributable to Force Majeure;

(6) in the case of MCRT, the occurrence of any Guarantor Credit Event;

(7) in the case of the Manager: fraud or dishonesty in the management of the Company’s affairs; or actions in the management of the Company’s affairs that the Manager knows to be outside the scope of its authority as allowed by this Agreement, including without limitation, the Manager taking any action constituting a Major Decision without the prior written consent of the Investor; or acts or omissions in the management of the Company’s affairs that the Manager knows to be in violation of law and not in the best interest of the Company;

(8) in the case of MCRT, termination of the General Contractor in accordance with the terms of its contract with the Company;

(9) in the case of MCRT, an MCRT-Linked Loan Default;

(10) in the case of the Manager, if the Manager also is a Member, the withdrawal from the Company by the Manager in its capacity as a Member, whether or not on terms allowed by this Agreement; and

(11) failure to fund any Initial Contribution when and as required by Section 3.1 and the continuation of such failure or 10 days or more after the due date of the Initial Contribution.

“Replacement Construction Loan” means any Refinancing Loan obtained prior to Completion of Construction and intended, at least in part, to provide funds to be used to achieve Completion of Construction.

“Responding Member” has the meaning assigned to it in Section 9.2(B).

 “Retail Leasing Expenditures” means all costs and expenses incurred by the Company for (i) leasing commissions for the retail space in the Project or (ii) build-out of the tenant improvements for the retail space in the Project, including design costs associated with such build-out and additional general conditions costs of the General Contractor allocable to such build-out.

“Stabilization” means the first date as of which (i) at least 90% of the residential units in the Project are occupied and (ii) the aggregate rents from the Project due for the then current month (before any allowance for default in payment of rent, but taking into consideration all leasing concessions) are at least $1,079,790.

“Substitute Guarantor” means the Investor or any Affiliate thereof providing a replacement guaranty under the terms of any Development Financing or Refinancing Loan.

"Target Account" means, with respect to any Member at any time, a balance (which may be either positive or negative) equal to (i) the hypothetical distribution that the Member would receive if all properties of the Company were transferred for cash equal to their Book Basis (taking into account all prior adjustments to Book Basis), all liabilities of the Company became due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the property securing that liability) and all net assets of the Company (including the assumed proceeds from liquidation of the Company’s assets and any cash balances of the Company) were distributed pursuant to Section 6.1 as of the last day of the period, reduced by (ii) the share of Partnership Minimum Gain and Partner Minimum Gain allocable to the Member, as determined pursuant to Treasury Regulation § 1.704-2, immediately prior to the hypothetical transfer.

"Tax Return"  has the meaning assigned to it in Section 12.3.

 “Third-Party Offer” has the meaning assigned to it in Section 9.2(A).

“Third-Party Offering Notice” has the meaning assigned to it in Section 9.2(B).

“Third-Party Alternate Offer” has the meaning assigned to it in Section 9.2(B).

"Transfer" or "transfer" when used as a noun, includes a sale, lease, conveyance, exchange or other disposition and, when used as a verb, includes the act of making any transfer.

"Treasury Regulation" means all proposed, temporary and final Income Tax Regulations promulgated by the Department of the Treasury pursuant to the Code or, to the extent applicable, any predecessor statute.  A reference to a particular provision of the Treasury Regulations includes all successor provisions to that provision, even if the successor provisions are numbered differently.

2.2 Interpretation.

(A) When used in this Agreement, the word “person” means an individual, partnership (limited or general), trust, corporation, limited liability company, governmental authority or other entity.  In this Agreement, the word "party" refers to a Member or the Manager and not to any other person unless the context clearly requires otherwise.  When the context so requires in this Agreement, words of one gender include one or more other genders, singular words include the plural, and plural words include the singular.  Use of the word “include” or “including” is intended as an introduction to illustrative matters and not as a limitation.

(B) In this Agreement, the term “governmental authority” includes governmental agencies, instrumentalities, bodies, boards, departments and officers and individuals acting in any official capacity, and the term “laws” includes all codes, statutes, case law, rules, regulations,  official pronouncements, requirements, orders, directives, decisions, decrees, judgments and formal or informal guidance or interpretations of any court or governmental authority.

(C) References in this Agreement to “Articles” and “Sections” are to the numbered subdivisions of this Agreement, unless another document is specifically referenced.  The subdivision headings contained in this Agreement are for convenience of reference only and are not intended to delineate or limit the meaning of any provision of this Agreement or be considered in construing or interpreting the provisions of this Agreement.

(D) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

(E) A determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances.  Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

(F) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party responsible for the drafting of this Agreement or the relevant portion of this Agreement.

(G) A statement in this Agreement to the effect that a Member or the Manager is to do an act is to be construed as a covenant and undertaking by the Member or the Manager, as applicable, to do that act.  A statement in this Agreement to the effect that a Member or the Manager will refrain from an act is to be construed as a covenant and undertaking by the Member or the Manager, as applicable, to not do that act.

(H)           When used in this Agreement, the word, “approve”, or “approval” means the prior written approval of the party granting such approval.

ARTICLE 3.

CAPITALIZATION

3.1 Initial Contributions.

(A) Investor and MCRT shall make contributions to the capital of the Company (“Initial Contributions”), in cash, in the respective amounts listed below:

Investor                                                                           $ 43,560,000
MCRT                                                                           $   4,840,000

(B) Immediately following effectiveness of this Agreement, the Investor shall fund an installment of its Initial Contributions to the Company in the amount of $34,651,635.14 and MCRT shall fund an installment of its Initial Contributions to the Company in the amount of $3,850,181.68.  Such Initial Contributions shall be used to pay Project Costs in accordance with the Development Budget.

(C) Investor and MCRT shall be required to fund additional installments of Initial Contributions from time to time as needed to pay Project Costs.  Investor and MCRT each shall be obligated to fund its Proportionate Share of each such additional installment of Initial Contributions.  Each Member shall be required to fund an additional installment of Initial Contributions within 10 days after receipt from the Manager or a Member of a duly issued Funding Notice, substantially in the form attached as Schedule 5 to this Agreement, setting forth the amount of the Initial Contribution being requested and each Member’s Proportionate Share of the requested funding.

3.2 Additional Contributions.

(A) The Members may be called upon to make contributions to the capital of the Company ("Additional Contributions") from time to time as funds are needed by the Company to satisfy Company obligations or liabilities, in any such case to the extent (i) no other funds (including proceeds of the Development Financing or other loans obtained by the Company or funds held in reserves by the Company) are then available and (ii) MCRT is not obligated to provide funds for payment of such obligations or liabilities pursuant to Section 3.4(A).  Subject to Section 3.2(D), if the Manager or a Member projects that Additional Contributions will be needed, the Manager or the Member may issue to the Members a Contribution Notice, substantially in the form attached as Schedule 6 to this Agreement, requesting funding of Additional Contributions in the amount of the projected deficit.  Each Contribution Notice must set forth the amount of the projected deficit and state in reasonable detail the proposed use of funds.  Subject to Section 3.2(F), following the issuance of a Contribution Notice, each Member may make an Additional Contribution in an amount up to its Proportionate Share of the projected deficit as set forth in the Contribution Notice.

(B) If a Contribution Notice is issued, and if a Member (the “Delinquent Member”) does not make an Additional Contribution equal to its Proportionate Share (adjusted as contemplated by Section 3.2(F)) of the projected deficit within 20 days after the Contribution Notice is received, the other Member may take the following action:

(1) The other Member may withdraw all or part of the Additional Contribution previously made by it in response to the Contribution Notice.

(2) The other Member, if it has funded an Additional Contribution for its Proportionate Share of the projected cash requirement and has not withdrawn any of such Additional Contribution pursuant to paragraph (1) above, may make a further Additional Contribution for all or part of the unfunded portion of the amount requested in the Contribution Notice.

(C) A Member will have no obligation to make any Additional Contribution, whether under Section 3.2(A) or 3.2(B).  The only recourse upon the failure of a Member to make an Additional Contribution will be as provided in Section 3.2(B).

(D) Subject to Section 3.2(F), MCRT may not issue a Contribution Notice requesting Additional Contributions after it has been replaced as the Manager in accordance with Section 4.1(A) unless (i) the Contribution Notice requests Additional Contributions to be used for (A) Project Costs for which MCRT is not responsible under Section 3.4(A), (B) Retail Leasing Costs within the Development Budget or (C) Operating Expenses for the period through Completion of Construction for which MCRT is not responsible under Section 3.4(A) or (ii) the Contribution Notice is issued after Completion of Construction and at a time when MCRT or one or more of its Indemnified Affiliates is liable under a Recourse Guaranty with respect to the Development Financing or a Refinancing Loan and the Contribution Notice requests Additional Contributions to be used for Project Costs for which MCRT is not responsible under Section 3.4(A).

(E) Notwithstanding the other provisions of this Section 3.2, MCRT may not fund Additional Contributions to pay Project Costs for which MCRT is responsible (without right of reimbursement from the Company) under Section 3.4(A) or another provision of this Agreement or for which MCRT or an Affiliate of MCRT is responsible (without right of reimbursement from the Company) under an agreement between MCRT or such Affiliate, on one hand, and the Company, on the other hand.

(F) In the event of a Guarantor Default, Investor may, subject to providing MCRT the opportunity to fund in accordance with Section 3.2(G), do the following:

(1) Investor may fund as Cure Contributions to the Company, without first issuing a Contribution Notice, 100% of any amount provided by it as Cure Costs required to cure a Guarantor Default, and 100% of any such Additional Contributions shall be treated as Cure Contributions; and/or

(2) Investor, or any Affiliate thereof, may, pursuant to its authority under Section 4.1(G) negotiate a cure of such Guarantor Default, which may include, without limitation, that a Substitute Guarantor is provided.  Investor, and or any Affiliate thereof, or any Substitute Guarantor, may fund 100% of any Cure Costs incurred by Investor, any Affiliate thereof and/or any Substitute Guarantor and said amounts shall be deemed to have been loaned to the Company, at an interest rate equal to 25% per annum, and for a term of seven years and be repaid in advance of making any distributions hereunder.

(G) MCRT may fund as Additional Contributions to the Company (which MCRT may require the Company to use to pay such costs), without first issuing a Contribution Notice or making demand on Investor, 100% of any amount required to cure a Guarantor Default unless MCRT is obligated to bear such the costs (without right of reimbursement from the Company) under another provision of this Agreement, and 100% of any such Additional Contributions shall be treated as Cure Contributions.  MCRT may reimburse Investor, any Affiliate thereof and/or any Substitute Guarantor for any funds to pay Cure Costs incurred by Investor, any Affiliate thereof and/or any Substitute Guarantor, and said amounts (except any portion thereof that MCRT is obligated to bear (without right of reimbursement from the Company) under another provision of this Agreement) shall be deemed to have been loaned to the Company for a term of seven years and be repaid after return of Disproportionate Capital and payment of Disproportionate Capital Preference but  in advance of making any other distributions hereunder, and such portion of said amounts which were used to make principal reduction payments under the Development Financing and or any Refinancing Loan, or pay Project Costs which would have otherwise been paid from the proceeds of said Development Financing and or any Refinancing Loan (other than those MCRT is obligated to bear without right of reimbursement by the Company under another provision of this Agreement) shall bear interest rate equal to the Loan Rate.

3.3 Capital Accounts.

(A) Each Member will have a Capital Account.  The initial Capital Account balance of each Member will equal the amount of such Member’s first installment of Initial Contributions pursuant to Section 3.1(A).  Capital Accounts shall thereafter be adjusted in accordance with Section 3.3(B).  MCRT will receive no credit to its Capital Account for any assets transferred to the Company (or, for tax purposes, deemed transferred to the Company) by it or its Affiliates on or before the date of this Agreement, or in connection with the amendment and restatement of the Company’s limited liability company agreement as represented by this Agreement, nor will MCRT’s Capital Account be charged for any payment made to MCRT or its Affiliates as reimbursement of predevelopment or similar costs.

(B) The Capital Account of a Member will be increased by (i) the amount of cash contributed to the capital of the Company by the Member, (ii) the fair market value of other property contributed to the capital of the Company by the Member (net of liabilities assumed by the Company in connection with the contribution or by which the property is encumbered at the time of its contribution) and (iii) the amount of Profits and items of income or gain allocated to the Member.  The Capital Account of a Member will be decreased by (x) the amount of Losses and items of loss, deduction or expense allocated to the Member and (y) the amount of cash and the fair market value of other property distributed to the Member by the Company (net of liabilities assumed in connection with the distribution or by which the property is encumbered at the time of its distribution).  In addition, the Capital Account of each Member will be adjusted as required by Treasury Regulation § 1.704-1(b)(2)(iv) if the Manager concludes such adjustments are necessary to comply with the Code.  For purposes of this Section 3.3(B), valuation of property will be made by mutual approval of all Members.

3.4 Development Cost Guaranty.

(A) MCRT, in its capacity as developer and not as a Member, will pay, or reimburse the Company for, the amount, if any, by which (i) the aggregate, without duplication, of (A) the total actual Guaranteed Project Costs incurred by the Company plus (B) any Operating Expenses (other than Retail Leasing Expenditures) incurred through Completion of Construction exceed (ii) the sum of (A) the total amount budgeted in the Development Budget for Guaranteed Project Costs plus the amount budgeted in the Development Budget for Operating Expenses for the period through Completion of Construction (in each case, as the Development Budget is revised with the approval of MCRT and, to the extent required by other provisions of this Agreement, Investor, but without regard to any changes to the Development Budget that MCRT does not approve), (B) all Net Proceeds (determined before reduction for amounts applied or reserved for repair or rebuilding of the Project) collected as a result of casualty losses or takings by eminent domain or transfers in lieu thereof prior to the Completion of Construction, (C) all Gross Receipts allocable to the period prior to the Completion of Construction (except any After Debt Service Cash Flow allocable to the period beginning 35 months after the date of this Agreement) and (D) recoveries from subcontractors, suppliers, insurers and similar persons in respect of construction warranty obligations, construction defects or similar claims, to the extent the related cost was a Guaranteed Project Cost or an Operating Expense allocable to the period through Completion of Construction.

(B) The obligations of MCRT under Section 3.4(A), as well as the obligations of the General Contractor under its construction contract with the Company, will be guaranteed pursuant to the Guaranty.  The form of the Guaranty is attached as Schedule 9 to this Agreement.  The Guaranty will be executed simultaneously with the execution of this Agreement.

(C) Payments made by MCRT pursuant to Section 3.4(A) or by the Guarantor pursuant to the Guaranty will be considered to be made outside of the Company in recognition of MCRT’s agreement to accept responsibility for providing the Project to the Company on a “turn key” basis for a maximum cost, including payment of operating deficits to the extent allocated to MCRT under Section 3.4(A).  In no case will any of such payments constitute loans or advances to the Company or contributions to the capital of the Company.  Notwithstanding the foregoing, if MCRT or the Guarantor advances funds for Guaranteed Project Costs or Operating Expenses, then MCRT and the Guarantor, as applicable, will be entitled to recover the amount they have advanced to the extent of funds subsequently received by the Company in respect of Net Proceeds (determined before reduction for amounts applied or reserved for repair or rebuilding of the Project) resulting from casualty losses or takings by eminent domain or transfers in lieu thereof prior to the Completion of Construction, or Gross Receipts allocable to the period prior to the Completion of Construction(except any After Debt Service Cash Flow allocable to the period beginning 35 months after the date of this Agreement) but collected after the Completion of Construction, or recoveries from subcontractors, suppliers, insurers and similar persons in respect of construction warranty obligations, construction defects or similar claims to the extent the related cost was a Guaranteed Project Cost or an Operating Expense allocable to the period through Completion of Construction.

(D) Section 3.4(C) does not limit the right of MCRT or the Guarantor to recover from the Company for any Project Cost or Operating Expense that it pays and that is not the responsibility of MCRT under Section 3.4(A) or the right of MCRT to issue a Contribution Notice for Additional Capital Contributions to allow the Company to cover reimbursement for any such item.

3.5 Miscellaneous Provisions Regarding Capital.

A loan to the Company by any Member or the Manager will not be considered a contribution to the capital of the Company.  A Member will not be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company except as specifically provided in this Agreement.  Neither the Manager nor a Member will be entitled to make any capital contribution, loan or advance to the Company without the approval of all Members, except as provided in this Agreement.  A Member will have no right to receive property other than cash from the Company.  No interest or other return will be paid on any Capital Contribution, except as expressly provided in this Agreement.

3.6 No Obligation for Capital Contributions; Negative Capital Accounts.

A Member will not be required to restore or to pay to the Company or to another Member any deficit or negative balance which may exist in the Capital Account of the Member at any time, including upon the winding up of the Company or the transfer or liquidation of the Membership Interest of the Member.  The Manager will have no liability for return of Capital Contributions, or payment of any return on Capital Contributions, or payment of any deficit or negative balance which may exist in the Capital Account of any Member.

ARTICLE 4.

MANAGEMENT OF COMPANY AFFAIRS

4.1 Generally.

(A) The business and affairs of the Company will be managed by a manager (within the meaning of the LLC Act), subject to the limitations in this Agreement and, to the extent applicable taking into consideration the terms of this Agreement, the LLC Act.  The Manager need not be a Member of the Company.  The Manager initially will be MCRT.  Any Manager who also is a Member will be deemed to have resigned as Manager if it withdraws as a Member, including because of transfer of its entire Membership Interest.  Any Manager may resign at any time.  Any Manager may be removed by a unanimous vote of the Members (excluding any Member who also is, or is an Affiliate of, the Manager) upon the occurrence with respect to such Manager of a Removal Event.  If the Manager resigns or is removed, Investor may appoint itself as the successor Manager and, if it does not do so, a successor Manager will be selected by unanimous action of the Members.  If a Member is also the Manager, removal of the Member as the Manager will not affect the economic rights of the Member in respect of its Membership Interest, except as otherwise set forth in this Agreement (i.e. Section 6.5).  Notwithstanding any other provision of this Agreement, if a Manager is removed for fraud, after the removal, such Manager will not have any right to participate in Major Decisions, or any right to issue a Contribution Notice for Capital Contributions, or any right to initiate a sale of the Project pursuant to Section 9.2 or to purchase the Membership Interest of another Member who is an Initiating Member pursuant to Section 9.2, or any right to initiate a refinancing pursuant to Section 4.2(B).

(B) Subject to the limitations provided in this Agreement and, to the extent applicable taking into consideration the terms of this Agreement, the LLC Act, the Manager will have complete control and discretion in management of the properties, business and affairs of the Company and all decisions relating to the properties, business and affairs of the Company.  The Members will have only the authority with respect to management of the Company’s properties, business and affairs that is specifically granted to them in this Agreement or, to the extent applicable taking into consideration the terms of this Agreement, the LLC Act. To the maximum extent permitted by the LLC Act, the provisions of this Agreement addressing requirements for approval by Members are intended to preempt the LLC Act, so that only those approvals specifically required by this Agreement will be necessary as a condition to the related action notwithstanding any requirement of the LLC Act for approval when not specified in this Agreement or approval by a different number of Members than is required by this Agreement.

(C) Without relieving the Manager of any liability to the Members for actions in excess of its authority under this Agreement, any third-party may conclusively rely, as to the authority of the Manager, on the signed statement of the Manager reciting that it has the necessary consent, approval or concurrence of the Members, or the authority without consent, approval or concurrence of Members,  to complete any transaction or to take any action on behalf of the Company.  The Members will promptly execute instruments requested by the Manager to evidence the authority of the Manager to consummate any transaction permitted by this Agreement or to take any other action permitted by this Agreement to be taken on behalf of the Company.

(D) The Manager, in its capacity as Manager, will have no obligation to make any loan, capital contribution or other advance to the Company.  The Manager may make a loan, advance or capital contribution to the Company in its capacity as Manager only with the approval of all Members and, in the case of a capital contribution, only after amendment of this Agreement to reflect the capital contribution and the terms on which the capital contribution is to be repaid.

(E) Except as otherwise provided in this Agreement, MCRT will receive no compensation from the Company for serving as Manager.  Similarly, Investor will receive no compensation from the Company for serving as Manager if it succeeds MCRT as the Manager.  Any other successor Manager will be compensated as agreed by the Members in connection with the selection of the successor Manager.

(F) The Manager need devote to the Company only so much of the Manager's time and attention as in the Manager's judgment is reasonably necessary to manage the business and affairs of the Company.

(G) Notwithstanding anything in this Section 4.1 to the contrary, if a default occurs under any Development Financing or Refinancing Loan and the applicable Lender has indicated that it intends to exercise its default remedies against the Company as a result of such default, then the Investor shall, by written notice to MCRT, have the right to become a co-manager of the Company with all the rights of the Manager hereunder (the “Co-Management Right”) exercisable for the purpose of curing the default (if such default is susceptible to cure) or otherwise negotiating a resolution of the default in order to prevent the Lender from exercising remedies associated with the default; provided that Investor may not take any action that increases the liability to MCRT, the Guarantor or one or more of Indemnified Affiliates of MCRT without its consent.

4.2 Limitations on Authority of the Manager.

(A) Notwithstanding the provisions of this Agreement (including Section 4.1) or any provision of the LLC Act, without the consent of the Investor, the Manager will not do any of the following (each, a “Major Decision”):

(1) take any action (including selection of a broker) in connection with any transfer of all or any portion of the Project or any interest in the Project, except (i) surplus and salvage from construction, (ii) damaged, worn or obsolete property, (iii) easements necessary for development of the Project, (iv) leases of individual residential units in the Project and retail space that does not exceed 1,250 square feet, (v) concessions for laundry facilities and cable television, telephone, security alarm and similar services, (vi) a sale permitted by Section 9.2, (vii) non-material transfers of tangible or intangible personal property in the ordinary course of business and (viii) transfers contemplated by a Business Plan;

(2) encumber the Project, except to secure the Development Financing or another loan approved by the Investor or allowed by Section 4.2(B);

(3) refinance the Development Financing or any Refinancing Loan, except as allowed by Section 4.2(B);

(4) incur indebtedness of the Company, other than (i) trade payables and other similar indebtedness that are either (A) incurred in the ordinary course of operation of the Company’s business or (B) specifically authorized by an Operating Budget, (ii) Refinancing Loans allowed by Section 4.2(B), (iii) indebtedness for Project Costs (but, for items other than Guaranteed Project Costs and Operating Expenses for the period through Completion of Construction, only within the limits set by the Development Budget), (v) the Development Financing and (vi) other indebtedness not to exceed $100,000 in the aggregate outstanding at any one time;

(5) enter into any contract or transaction between the Company, on one hand, and the Manager or an Affiliate of the Manager, on the other hand, except as specifically authorized by this Agreement with respect to the construction contract with the General Contractor, or amend any contract (including the construction contract with the General Contractor) between the Company, on one hand, and the Manager or an Affiliate of the Manager, on the other hand, except to provide for change orders allowed by Section 4.2(D);

(6) make any changes to the Development Budget other than as allowed by Section 4.2(C); or adopt any Business Plan (or related Operating Budget or Leasing Plan); or after its adoption, amend any Business Plan (or related Operating Budget or Leasing Plan);

(7) make any expenditure (including any capital expenditure) not authorized by an Operating Budget, except for (i) expenditures necessary to respond to an emergency, (ii) nondiscretionary expenditures in the ordinary course of business (e.g. property taxes, insurance premiums, utility costs, owners’ association assessments and debt service), (iii) expenditures paid pursuant to any contract that either is expressly authorized by this Agreement or is entered into within the applicable Operating Budget or with the approval of the Investor, (iv) Project Costs (but, for items other than Guaranteed Project Costs and Operating Expenses for the period through Completion of Construction, only within the limits set by the Development Budget), (v) Operating Expenses (other than Retail Leasing Expenditures) for the period prior to Completion of Construction and (vi) other expenditures in connection with the operation and management of the Project that (A) do not result in a line item or category within the Operating Budget being exceeded by the greater of $15,000 and 5% in that category of the Operating Budget and (B) when aggregated with all other expenditures or reasonably anticipated proposed expenditures which have not otherwise been approved by the Investor, do not exceed the aggregate expenditures set forth in the Operating Budget by more than 5%;

(8) hire, terminate or replace the property manager for the Project, or approve the terms and form of the management agreement between the property manager and the Company  or make any amendment to any such management agreement;

(9) hire any employee for the Company;

(10) effect a merger, conversion or consolidation of the Company with or into any other entity;

(11) approve the Transfer of any Membership Interest in the Company, except for Transfers permitted under this Agreement, or admit any additional or substitute member to the Company, except as allowed by this Agreement;

(12) establish any subsidiary of the Company, or acquire for the Company shares of capital stock of or other equity interest in any person (other than shares of money market mutual funds in which the Company may invest cash balances on a short-term basis);

(13) acquire any real or personal property or interest therein on behalf of the Company other than (i) the Land and the Improvements (as contemplated by the Plans and Specifications), and other property as necessary for completion of the Project and (ii) personal property acquired in the ordinary course of business or otherwise authorized in a Business Plan;

(14) except as allowed by Section 4.2(B), modify, extend, renew, change or prepay (except in connection with an acceleration by a Lender)  in whole or in part the Development Financing or any Refinancing Loan, or make any commitment by the Company to borrow funds or give any consideration to obtain a commitment for the loan to the Company of funds;

(15) enter into, amend or modify in any material respect, or terminate any lease or use and occupancy agreement with respect to the Project or any portion thereof unless, with respect to any new lease, such lease is consistent with the then-current Leasing Plan or, with respect to a lease amendment, modification or termination, such amendment, modification or termination is effected in the ordinary course of the Company’s business;

(16) establish a condominium, cooperative or other comparable ownership regime with respect to the Project or any portion thereof, or enter into any of the documents or agreements in connection therewith;

(17) enter into or materially amend or modify or terminate any contract for the servicing, operation, maintenance and repair of the Project other than any contract which (i) is terminable without penalty upon not more than 30 days’ prior notice from the Company, (ii) is entered into in the ordinary course of the Company’s business, (iii) is for work or services contemplated in a Business Plan or (iv) is for work or services in connection with development of the Project;

(18) make a distribution of Distributable Cash or Net Proceeds which is in contravention of this Agreement;

(19) institute legal action or proceedings on a claim of the Company (including any eminent domain proceeding or any proceeding contesting any property tax-related matter), or otherwise prosecute any claim of the Company, or settle any claim of the Company (including any eminent domain proceeding or any proceeding contesting any property tax-related matter), in each case except for (i) claims within the ordinary course of business of the Company, including the collection of rent or eviction of a tenant, (ii) in connection with any matter of an emergency nature, (iii) any claim of $100,000 or less or (iv) any claim (including a mechanic’s lien or similar claim) arising out of development of the Project;

(20) alter the amount or nature of the Capital Contributions, or the requirements as to obligations to contribute capital to the Company, as provided for in this Agreement;

(21) engage an accountant for the Company (other than McGaldrey & Pullen, LLP), or engage for the Company any appraiser for the Project or any real property tax consultant, or engage any legal counsel for the Company (other than Jones Day, Bingham McCutchen LLP, Petrina Markowitz, Linowes & Blocher or Holland & Knight), or change or terminate any accountant, appraiser, real property tax consultant or legal counsel;

(22) change the name or primary use or uses of the Project; or make or agree to any material changes to the subdivision or zoning of the Project or any portion thereof; or alter in any material respect, re-develop or renovate the Project (other than in accordance with the Plans and Specifications); or approve the terms or provisions of any restrictive covenants or any documents establishing, evidencing or relating to any ownership association for the Project or any portion thereof and/or any amendments or modifications thereof;

(23) establish, increase, replenish or decrease the amount of reserves held by the Company, except in accordance with the Business Plan, unless required by law or pursuant to the terms of any contract to which the Company is a party;

(24) dissolve the Company, except as allowed by this Agreement;

(25) modify or amend this Agreement or the Company’s certificate of formation;

(26) allow the Company to engage in any business not described in Section 1.4;

(27) modify the insurance requirements set forth in Schedule 4 for the benefit of the Company;

(28) guaranty the payment of any money or debt of another person, or guaranty the performance of any other obligation of another person; provided that this provision does not prohibit the Company from undertaking obligations necessary to achieve Completion of Construction that fall within the scope of work to be performed by others, including the General Contractor;

(29) grant any general power of attorney or other unlimited authority to act on behalf or in the name of the Company;

(30) appoint any officers or authorized agents to act for the Company;

(31) select accounting principals, practices or policies of the Company, or materially change accounting principals, practices or policies of the Company, or make any elections pursuant to the Code or the Treasury Regulations;

(32) the filing by the Company of file any voluntary petition under Title 11 of the United States Code, or the Company seeking protection under any other federal or state bankruptcy or insolvency law or debtor relief statute, or the Company consenting to the institution or continuation of any involuntary bankruptcy proceeding filed against the Company, or the Company making a general assignment for the benefit of creditors;

(33) after Completion of Construction, deciding whether to rebuild or restore the Project after a casualty or condemnation;

(34) entering into any interest rate hedging transaction under which the Company may receive payments if (i) the duration of the hedging transaction extends beyond the then-anticipated date for Completion of Construction or (ii) the hedging transaction does not comply with Section 4.2(F); or

(35) make any other decision or take any other action which by any provision of this Agreement is required to be approved by the Investor unless the requisite approval has been given.

If at the time such action is taken MCRT is not the Manager, then (i) any action described in any of paragraphs (5), (9), (10), (11), (12), (13), (16), (18), (20), (22), (24), (25), (26), (30) or (31) above may be taken by the Company only if approved by MCRT and (ii) MCRT’s approval will be required for any action described in paragraph (32) above if a result of such action would be to trigger liability for MCRT, the Guarantor or any Indemnified Affiliate of MCRT under the Development Financing or any Refinancing Loan.

(B) MCRT may require the Company to refinance the Development Financing or any Replacement Construction Loan if:

(1) MCRT, the Guarantor or one or more of Indemnified Affiliates of MCRT has provided a Recourse Guaranty with respect to the loan to be refinanced and the Recourse Guaranty is still then in effect;

(2) either the loan to be refinanced will mature (without taking into account any extension if the extension is dependent on Project performance) within six months, or the applicable Lender has declared the loan to be refinanced to be in default or has declined to advance funds under the loan to be refinanced, unless the default or refusal to advance funds is based on noncompliance with any financial covenants of Guarantor included in the terms of the Development Financing;

(3) the new loan is prepayable without premium or penalty (except breakage costs for LIBOR or other matched-funding arrangements that do not exceed 90 days in duration); and

(4) the new loan does not include an increase in principal amount except to pay transactional costs for closing of the refinancing.

Prior to executing any commitment for the new loan, MCRT shall provide Investor with the proposed terms for the new loan, and MCRT may close on the new loan only if Investor does not deliver to MCRT, within 90 days thereafter, a commitment for a loan for at least as great a principal amount as the loan proposed by MCRT, with no requirement for a guaranty by the Manager, any Member or any Indemnified Affiliate of the Manager or a Member (except for a guaranty from the same persons and on terms no more onerous to the guarantors than included in terms for the loan proposed by MCRT) and otherwise on terms at least a favorable to the Company as the loan proposed by MCRT.  If Investor provides MCRT and the Company with a commitment for an alternate loan complying with the foregoing criteria, then the Company may proceed to close such loan without further approval of the Members.  If MCRT is then the Manager, MCRT may take action on behalf of the Company to complete any refinancing allowed by this Section 4.2(B), whether a loan proposed by MCRT or an alternate loan proposed by Investor, without first obtaining approval of the Members, Section 4.2(A) notwithstanding, and the Members will cooperate with MCRT to accomplish such refinancing.  If MCRT is not then the Manager, the Manager and the Members will cooperate with MCRT to complete any refinancing allowed by this Section 4.2(B), whether a loan proposed by MCRT or an alternate loan proposed by Investor.  If MCRT completes a refinancing pursuant to this Section 4.2(B), except through an alternate loan proposed by Investor, then Investor will have the right to subsequently require that the Company refinance the loan arranged by MCRT so long as the refinancing loan proposed by Investor would qualify under the requirements set out above if it had been proposed by Investor as an alternate to the refinancing loan arranged by MCRT, and the Manager and the Members will cooperate with Investor to complete any such refinancing required by Investor.

(C) MCRT may make changes in the Development Budget, without the approval of any Member, to reallocate amounts among the various line items within the Development Budget; provided that MCRT may not, except with the approval of the Investor, (i) reduce the amount provided in the Development Budget for Retail Leasing Expenditures, (ii) increase amounts provided for in the Development Budget that are payable to MCRT or its Affiliates (other than amounts due to the General Contractor in accordance with the terms of its contract with the Company) or (iii) reallocate to Guaranteed Project Costs amounts that are designated for Project Costs other than Guaranteed Project Costs.

(D) MCRT may make changes to the Plans and Specifications, without the approval of any Member, to incorporate (i) changes required by governmental authorities, (ii) supplemental instructions and clarifications issued by the Project architect, (iii) changes required by a Lender, (iv) changes deemed appropriate by MCRT that individually do not increase or decrease Project Costs by more than $100,000 and, when taken together with all other change orders that are not either approved by the Investor or required by governmental authorities, do not increase or decrease Project Costs, on a net basis, by more than $500,000 in the aggregate and (v) changes approved by Investor.  No increase in the total amount of the Development Budget shall be allowed on account of changes authorized by MCRT in accordance with this Section 4.2(D) unless the increase is approved by Investor, which approval Investor may grant or withhold in its discretion.

(E) The Manager is specifically authorized to cause the Company to obtain the Development Financing and to encumber the Project and any and all of the Company’s other property as security for the Development Financing, any restriction in Section 4.2(A) to the contrary notwithstanding.

(F) The Manager shall not enter into any hedging transaction unless (i) the hedging transaction qualifies under Code Section 856(c)(5)(G)(i); (ii) the Manager provides Investor with advance notice of the hedging transaction; and (iii) Manager causes the Company to clearly identify the hedging transaction as such and comply with the requirements of Code Section 1221(a)(7) and the Regulations promulgated thereunder

4.3 Allowed Fees and Expenses.

(A) The Company will pay or reimburse the Manager for all third-party expenses incurred by it, in its capacity as Manager, in managing the business, properties and affairs of the Company, including services or materials provided through Affiliates of the Manager so long as such services or materials otherwise would be purchased from a third-party and the charges are on arms-length terms.  Subject to Section 4.3(B), the Manager will not be entitled to charge the Company for overhead of the Manager or its Affiliates.

(B) The Company will pay the Manager, for each year or part thereof in which the Company is in existence, a fee of $15,000 (adjusted for changes in the Consumer Price Index - All Consumers for the Washington, D.C. area) to compensate the Manager for maintaining the books and records of the Company and for supervising preparation of financial reports and income tax returns for the Company.

(C) No Member, in its capacity as a Member, will be entitled to reimbursement for any cost or expense relating to the Company or the business, properties or affairs of the Company, except as otherwise provided in this Agreement or a separate agreement with the Company entered into without violation of this Agreement.

(D) MCRT shall be entitled to receive a development fee of $4,176,699; provided that if MCRT is replaced as the Manager prior to Completion of Construction, MCRT shall not be entitled to receive any further installments of the development fee, but MCRT may retain the portion of the development fee received prior to its removal.  The development fee will be due (a) 25% immediately following upon execution of this Agreement, (b) 50% in equal monthly installments over the construction period for the Project (and in any case not later than Completion of Construction if not sooner paid) and (c) 25% at Completion of Construction.  If for any period funds are not available to pay the amount due in respect of the development fee, the unpaid amount will be carried forward and paid, with no interest accruing thereon, as soon as funds are available.

4.4 Liability of the Manager; Indemnity of Manager and Members.

(A) The Manager and the Investor, when acting pursuant to its Co-Management Rights, shall not be liable or accountable, in damages or otherwise, to the Company or the Members for anything it may do or refrain from doing in managing the business, properties and affairs of the Company, except in the case of (i) its fraud, dishonesty or gross negligence, or actions that it knows to be outside the scope of its authority as allowed by this Agreement, or acts or omissions that it knows to be in violation of law and not in the best interest of the Company or (ii) any transaction for which it receives a personal benefit in violation of the provisions of this Agreement.  The Manager and the Investor, when acting pursuant to its Co-Management Rights, is responsible only for the duties that it has specifically undertaken in this Agreement, with no implication of additional duties or responsibilities.  The Manager and the Investor, when acting pursuant to its Co-Management Rights,  will have no liability for the return of Capital Contributions or for payment of any return on Capital Contributions.  The Manager and the Investor, when acting pursuant to its Co-Management Rights,  may use Company assets to satisfy all liabilities and obligations of the Company and all liabilities and obligations for which it is entitled to be reimbursed under Section 4.3 or this Section 4.4.  For avoidance of doubt, Investor’s rights under this Section 4.4 shall not be construed as a limitation on recovery from MCRT and the Guarantor the costs that they are obligated to bear under Section 3.4(A) or under the Guaranty without right of reimbursement by the Company.

(B) The Company will indemnify, defend and hold harmless the Manager, the Investor (when acting pursuant to its Co-Management Rights), each Member and each Indemnified Affiliate of the Manager, the Investor or a Member against any and all loss, cost, damage, expense or liability (including fees and expenses of attorneys and other professional advisors and court costs) incurred by any of them by reason of (i) the status as a Member or Manager of the Company or its relationship with the Company or, to the extent related to the Company, a Member or the Manager or (ii) anything any one or more of them does or refrains from doing for, or in connection with the business, properties or affairs of the Company or in furtherance of the interests of the Company, excluding, as to any Member, Manager, Investor or Indemnified Affiliates, (x) fraud, dishonesty or gross negligence of such person or any of its Indemnified Affiliates, or actions or omissions in the management of the Company’s business, properties and affairs that such person or any of its Indemnified Affiliates knows to be in violation of law and not in the best interest of the Company, (y) any transaction for which such person or any of its Indemnified Affiliates received a personal benefit in violation of the provisions of this Agreement or (z) amounts for which such person or any of its Indemnified Affiliates are separately obligated to the Company, without right of reimbursement, under a written agreement.

(C) To the extent that the Manager, a Member, the Guarantor or any of their Indemnified Affiliates provides a guaranty or similar undertaking covering any obligation or liability of the Company (including the Development Financing or any Refinancing Loan), the Company shall indemnify such person for any amount paid under such guaranty or other undertaking and any costs incurred in defending against a claim for performance by such person under the guaranty or other undertaking, except to the extent that (i) such person or its Indemnified Affiliates are separately obligated to the Company, without right of reimbursement, under a written agreement for the amount sought to be recovered under such guaranty or other undertaking or (ii) the amount sought to be recovered would never be collectible from, or claimed against, the Company but for the fraud, dishonesty or gross negligence by such person or any of its Indemnified Affiliates.  Upon request, the Company will enter into an indemnity agreement with any person entitled to indemnity under this Section 4.4(C) confirming the Company's obligations to such person.

(D) While the Manager will act as the representative of the Company in dealings with the architect, engineer and other design professionals for the Project and the contractors, subcontractors, suppliers, materialman and artisans engaged in connection with the Project, neither the Manager nor any of its Indemnified Affiliates (including the Guarantor) will be obligated to provide any warranty of construction nor, except as provided below in respect of the General Contractor, will the Manager or any of its Indemnified Affiliates (including the Guarantor) be liable for errors in design, any departure from the plans and specifications or any other construction defect in the Project, regardless of whether the Manager or any of its Indemnified Affiliates (including the Guarantor) undertakes obligations to a third-party related to any of such matters; provided that this provision shall not expand the scope of the Manager’s authority as otherwise provided herein.  In pursuing the activities contemplated by this Section 4.4(D), the Manager and its Indemnified Affiliates (including the Guarantor) enjoy all protections afforded them by the other provisions of this Section 4.4.  Neither the Manager nor, except as provided below in respect of the General Contractor, any of its Indemnified Affiliates (including the Guarantor) is a guarantor of the work of any architect, engineer or other design professional or the work of any contractor, subcontractor, supplier, materialman or artisan engaged in connection with the Project.  NEITHER THE MANAGER NOR, EXCEPT AS PROVIDED BELOW IN RESPECT OF THE GENERAL CONTRACTOR, ANY OF ITS INDEMNIFIED AFFILIATES (INCLUDING THE GUARANTOR) WILL BE RESPONSIBLE FOR ERRORS IN DESIGN OF THE PROJECT OR FOR CONSTRUCTION DEFECTS.  UNDER NO CIRCUMSTANCE WILL THE MANAGER OR ANY OF ITS INDEMNIFIED AFFILIATES (INCLUDING THE GUARANTOR) BE RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE COMPANY OR A MEMBER AS A RESULT OF DEFECTS IN DESIGN OR CONSTRUCTION OF THE PROJECT, INCLUDING ANY LOSS IN REVENUES OR EXCESS CARRYING COSTS, ANY LOSS OF OPPORTUNITIES, ANY LIABILITY TO OTHER PERSONS FOR LOSS, INJURY OR DAMAGE TO PERSONS OR PROPERTY OR DEATH, OR ANY DAMAGE TO THE PROJECT.  The Company and the Members retains the risk of (i) adequacy of all plans and specifications and compliance of plans and specifications with applicable laws and (ii) conformance of construction with the applicable plans and specifications, applicable laws and sound building practices.  THE MANAGER AND EACH INDEMNIFIED AFFILIATE OF THE MANAGER (INCLUDING THE GUARANTOR) SPECIFICALLY DISCLAIMS ALL WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR GOOD AND WORKMANLIKE CONSTRUCTION AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED, AND THE COMPANY AND THE MEMBERS WAIVE ALL BASIS FOR RECOVERY OR REIMBURSEMENT (INCLUDING ANY GROUND FOR RECOVERY BASED ON NEGLIGENCE OR STRICT LIABILITY), TO THE EXTENT THE SAME WOULD ALLOW GREATER RECOURSE AGAINST THE MANAGER OR, EXCEPT AS PROVIDED BELOW IN RESPECT OF THE GENERAL CONTRACTOR, ANY INDEMNIFIED AFFILIATE OF THE MANAGER (INCLUDING THE GUARANTOR) THAN PROVIDED IN THIS SECTION 4.4(D). Nothing in this Section 4.4(D) limits the responsibility of the General Contractor under its construction contract with the Company or any guaranty of those obligations provided by the Guarantor.

(E) Rights under this Section 4.4 are cumulative, and rights under one provision of this Section 4.4 will not imply a limitation on rights under a different provision of this Section 4.4.  Rights under this Section 4.4 will not limit other rights which any person may have by contract, at law, by statute or otherwise, including common law rights to subrogation, indemnification, reimbursement or contribution and other similar rights.  Rights of a person under this Section 4.4 will survive any change in the relationship between the Company and such person or its Affiliates.  A person's rights under this Section 4.4 will not be limited by any amendment made to this Agreement after the date the person acts or refrains from taking action in reliance on such rights, unless the person otherwise agrees.  It is expressly recognized that each person named in this Section 4.4 (other than a party to this Agreement) is a third-party beneficiary of this Agreement and may enforce its rights allowed by this Section 4.4.

(F) For avoidance of doubt, no indemnification hereunder shall extend to any payments made by MCRT or the Guarantor pursuant to Section 3.4(A) or pursuant to the Guaranty..

4.5 Other Activities.

The Manager, the Members and their respective Indemnified Affiliates may engage in or possess an interest in other businesses and investments of any nature, independently or in concert with others, whether or not the business or investment competes with or is enhanced by the business of the Company.  None of the Company or a Member will have any right in or to any independent business or investment of the Manager or its Indemnified Affiliates or the income or profits derived from any independent business or investment of the Manager or Indemnified Affiliates.  None of the Company, the Manager or another Member will have any right in or to any independent business or investment of a Member or its Indemnified Affiliates or the income or profits derived from any independent business or investment of a Member or its Indemnified Affiliates.

4.6 Tax Matters Partner.

The Manager is designated the “tax matters partner” of the Company as provided in § 6231(a)(7) of the Code and corresponding provisions of applicable state law.  This designation is effective only for the purpose of activities performed pursuant to the Code and corresponding provisions of applicable state law.  The Manager, as tax matters partner, shall not take any action that may be taken by a “tax matters partner” under Code §§ 6221 through 6234 unless the Manager has received the approval of the Members as to such contemplated action.  The Manager, as tax matters partner, shall not bind any Member to a settlement agreement without first obtaining the approval of the Member.  The Manager, as tax matters partner, shall promptly mail to each Member a copy of any notice received by the Manager from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, expense, deduction or credit.  The Manager, as tax matters partner, shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of § 6231(a)(8) of the Code.  The Manager, as tax matters partner, shall promptly (and in any event within five days) forward to each Member copies of all significant written communications it may receive or send (or cause to be sent) in such capacity.  The provisions of this Section 4.6 shall also apply, mutatis mutandis, in connection with state and local income tax matters.  The provisions of this Section 4.6 shall survive any liquidation or dissolution of the Company and any withdrawal by a Member.

4.7 General Contractor.

The Manager shall cause the Company to hire the General Contractor as the general contractor for the Project and to enter into a construction contract with the General Contractor so long as the construction contract is in the form attached as Schedule 10 to this Agreement.  Any contract with the General Contractor will be on a "cost plus fee" basis without a guaranteed maximum price.  The General Contractor’s fee will be $4,336,118.  The General Contractor also will be entitled to receive 45% of the amount, if any, by which (i) the cost savings realized in construction of the Project (i.e.  the amount by which the total payments to the General Contractor under its construction contract are less than the amount budgeted for construction costs (including the General Contractor's fee and all "hard cost" contingencies) in the Development Budget) exceeds (ii) $500,000.  The Investor shall have the right to terminate the construction contract with the General Contractor on behalf of the Company, all as may be permitted by the terms of the construction contract, and the right to enforce any rights or remedies therein on behalf of the Company.

4.8	Insurance Coverage.

The Manager will cause the Company to maintain in force without interruption (except as provided below) the insurance coverages listed in Schedule 4 so long as such coverages are available on commercially reasonable terms.  If the Manager determines that any of such insurance coverages are not available on commercially reasonable terms, then the Manager shall notify the Members and, subject to the last sentence of this Section 4.8, the Members shall agree upon the coverages to be maintained and the means of placing the related insurance.  Nothing in this Section 4.8 requires the Manager to obtain insurance coverage that it is unable to arrange on commercially reasonable terms.  Investor will have the right to place any insurance coverage listed in Schedule 4 that the Manager advises it cannot obtain, or that it can obtain only on terms that are not commercially reasonably, so long as the cost and terms for such coverage arranged by Investor are commercially reasonable.

4.9	REIT Qualification Provisions.

(A) The Members acknowledge that each of Berkshire Income Realty, Inc. and Berkshire Multifamily REIT II, Inc. (each a “Parent”) owns an indirect interest in Investor.  Notwithstanding any other provision to the contrary contained in this Agreement, (i) the Company shall operate so that 95% the Company’s gross income for each calendar quarter (including gross income derived through lower-tier partnerships or disregarded entities) will be described in Code § 856(c)(2) and 75% of the Company’s gross income for each calendar quarter (including gross income derived through lower-tier partnerships or disregarded entities) will be described in Code § 856(c)(3) and (ii) each Member shall be entitled to approve the form of lease to be used by the Company with respect to the rental of any portion of the Project and (iii) the Company shall not (either directly or indirectly through lower-tier partnerships or disregarded entities) without the prior consent of all Members, acquire, own or hold any convertible debt instrument or acquire, own or hold any security, warrant, option, subscription agreement or contract for the acquisition of a security  within the meaning of Code § 856(c)(4).

(B) The Manager shall provide each Member with the identity of each proposed tenant for any of the retail space in the Project.  The Manager shall not execute on behalf of the Company any lease for retail space in the Project if any Member notifies the Manager within 10 days after its receipt of such notice from the Manager that such lease could cause such Member to receive or accrue amounts that do not qualify as “rents from real property” within the meaning of Code § 856(d).

(C) The Manager shall provide each Member with a copy of any separate service contract relating to services to be provided to the tenants of the Project (whether such service is to be provided by the Company, an Affiliate of the Company or a third party) prior to execution of such contract. The Manager shall not execute on behalf of the Company any such contract if any Member notifies the Manager within 10 days after its receipt of such proposed contract that such contract could cause such Member to receive or accrue amounts that do not qualify as “rents from real property” within the meaning of Code § 856(d).

(D) The Company, as a lessor, shall not enter into any lease with respect to personal property unless (i) such personal property is leased under, or in connection with a lease of real property, and (ii) the rent attributable to the personal property for each taxable year does not exceed 14% of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with such lease.

(E) The Company shall refrain from taking any action  that would result in a "prohibited transaction” as defined in Section 857(6)(B)(iii) of the Code.

(F) At the request of the Investor, the Company shall take, or refrain from taking, any action that the Investor determines the Company should take, or refrain from taking, in order to allow each Parent to preserve its status as a REIT.

4.10	Actions Inconsistent with Company Obligations.

The Manager and each Member covenants that it will not take any affirmative action that would violate an affirmative or negative covenant or other provision of any document evidencing or securing the Development Financing or any Refinancing Loan or any other material agreement binding on the Company or the Project.

ARTICLE 5.

ALLOCATION OF PROFITS AND LOSSES

5.1 Allocation of Profits and Losses.

Subject to the other provisions of this Article 5, for each fiscal year of the Company or other period for which the Treasury Regulations requires an allocation to be made, Profits and Losses will be allocated to the Members so as to eliminate, to the greatest extent possible, the respective differences between the Partially Adjusted Capital Account and Target Account of each Member.  To the extent the allocation of Profit or Loss does not cause the Partially Adjusted Capital Account of each Member to equal its Target Account, items of income or gain (including items of gross income) will be reallocated to any Member with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Member with a Partially Adjusted Capital Account that is greater than its Target Account, in each case in such manner as to reduce, to the greatest extent possible, the aggregate differences between Target Accounts and Partially Adjusted Capital Accounts.

5.2 Compliance with Code § 704(b).

(A) If there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during any applicable period, prior to any other allocation provided for in this Article 5, the Member whose Partner Minimum Gain has decreased or, if Partnership Minimum Gain has decreased, all Members will be specially allocated items of income or gain for the applicable period (and, if necessary, subsequent periods) in an amount and manner required by Treasury Regulation §§ 1.704-2(f) or 1.704-2(i)(4).  The items to be allocated will be determined in accordance with Treasury Regulation § 1.704-2.

(B) Any Member who unexpectedly receives an adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation § 1.704-1(b)(2)(ii)(d) which causes or increases a negative balance in its Capital Account will be allocated items of income or gain sufficient to eliminate as quickly as possible the increase or negative balance, which ever is less, to the extent required by paragraph (4), (5) and (6) of Treasury Regulations § 1.704-1(b)(2)(ii)(d).  To the extent allowable under Treasury Regulation § 1.704-1(b), any Member receiving an allocation under this Section 5.2(B) will be allocated Nonrecourse Deductions in the relevant fiscal year (and, if necessary, any succeeding fiscal year) until the aggregate Nonrecourse Deductions so allocated are equal to the amount of income or gain allocated under this Section 5.2(B).

(C) Subject to Sections 5.2(B) and 5.2(E), Partnership Nonrecourse Deductions for any period will be allocated among the Members in accordance with their respective Proportionate Shares.

(D) Any Partner Nonrecourse Deductions for any period will be allocated to each Member that made, guaranteed or is otherwise liable with respect to the liability to which the Partner Nonrecourse Deductions are attributable in accordance with the principles of Treasury Regulation § 1.704-2(i).

(E) No allocation of any item of Loss will be made to a Member to the extent that, after the allocation, the Member would have an Adjusted Capital Account Deficit after giving effect to any increase in Partnership Minimum Gain and Partner Minimum Gain allocable to such Loss allocation.

5.3 Miscellaneous Provisions.

(A) With respect to any Member who, for any reason, is a Member in the Company for a period less than the Company's full taxable year, the Member's distributive share of Profits or Losses and items of income and deduction from operations for that year may be determined by using an interim closing of the Company's books, prorating the Company's Profits or Losses and items of income and deduction, or any other reasonable method permitted under Code § 706 as the Manager, in its discretion, may select.

(B) The Company will make any available election under Code § 754 upon the request of an eligible Member, provided that the Member agrees to pay all costs of the Company in connection with the election and any additional accounting costs incurred in maintaining records or making calculations necessary to implement or administer the election.  If an election is made under Code § 754, the basis of the Company's property will be adjusted for federal income tax purposes as provided by Code §§ 734 and 743, subject to the provisions of Treasury Regulation § 1.704-1(b).

(C) In accordance with Code § 704(c) and the applicable Treasury Regulations, for federal income tax purposes, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or any other Company property that has a Book Basis different than its adjusted tax basis, will be allocated among the Members so as to take into account any variation between the adjusted tax basis of the property to the Company and the Book Basis of the property.

(D) The Book Basis of Company assets will be adjusted to equal their respective fair market values upon the occurrence of any event specified in subparagraph (i), (ii) or (iii) of Treasury Regulation § 1.704-1(b)(2)(iv)(e)(5), including a contribution of capital to the Company in accordance with Section 3.1 or 3.2.

(E) Any recapture of depreciation, amortization and other cost recovery deductions shall be allocated among the Members in proportion to the respective amounts of depreciation, amortization and cost recovery deductions allocated to each Member; provided that this provision addresses only the character of the Profit allocated to a Member, and the recapture amount allocated to any Member shall not exceed the total Profit allocated to such Member for the applicable period.

ARTICLE 6.

DISTRIBUTIONS

6.1 Distribution Priority.

Distributions of Distributable Cash and Net Proceeds, when made, will be allocated between to the Members as follows:

(1) first, an amount up to the Disproportionate Capital Preference of all Members will be distributed to the Members proportionately, based on the Disproportionate Capital Preference due each Member until each Member has received an aggregate amount equal to its Disproportionate Capital Preference;

(2) second, if any Member has Disproportionate Capital, the Disproportionate Capital will be distributed to the Member until each Member has received an aggregate amount equal to its Disproportionate Capital;

(3) third,  an amount up to the Additional Contribution Preference of all Members will be distributed to the Members proportionately, based on the Additional Contribution Preference due each Member until each Member has received an aggregate amount equal to its Additional Contribution Preference;

(4) fourth, an amount up to the unrecovered Additional Contributions of all Members will be distributed to the Members proportionately, based on the unrecovered Additional Contributions of each Member until each Member has received an aggregate amount equal to its unrecovered Additional Contributions;

(5) fifth, an amount up to the Base Preference of all Members will be distributed to the Members proportionately, based on the Base Preference due each Member until each Member has received an aggregate amount equal to its Base Preference;

(6) sixth, an amount up to the unrecovered Initial Contributions of all Members will be distributed to the Members proportionately, based on the unrecovered Initial Contributions of each Member until each Member has received an amount equal to its unrecovered Initial Contributions;

(7) seventh, any remaining amount will be distributed 70% to Investor and 30% to MCRT until Investor has realized a 15% IRR on its Initial Contributions;

(8) eighth, any remaining amount will be distributed 60% to Investor and 40% to MCRT until Investor has realized a 20% IRR on its Initial Contributions; and

(9) ninth, any remaining amount will be distributed 40% to Investor and 60% to MCRT.

6.2	Timing of Distributions.

Subject to Section 6.3, Distributable Cash will be distributed by the Company not less often than quarterly, within 30 days after the end of each calendar quarter.  Net Proceeds will be distributed by the Company within 30 days after conclusion of the Capital Transaction that generates such Net Proceeds.

6.3	Capture of Cash Flow Until Break-Even.

No Distributable Cash will be distributed by the Company until the Break-Even Date, unless MCRT concludes in its reasonable discretion that there is adequate sources of funds from which the Company may satisfy its obligations and liabilities without a call for Additional Contributions and without incurring any additional indebtedness.  Any Distributable Cash accumulated pursuant to this Section 6.3 may be used to satisfy any obligation or liability of the Company, subject to the terms and provisions of this Agreement; provided that any such Distributable Cash allocable to the period beginning on the earlier of Completion of Construction or 35 months after the date of this Agreement may not be used to pay Guaranteed Project Costs or Operating Expenses (other than Retail Leasing Expenditures) allocable to the period before Completion of Construction.  After the Break-Even Date or at such earlier time as MCRT concludes in its reasonable discretion that adequate funds are available to satisfy the Company’s obligations and liabilities without a call for Additional Contributions and without incurring any additional indebtedness, the Company will distribute to the Members in accordance with Section 6.1 all Distributable Cash accumulated pursuant to this Section 6.3 that has not been expended for other Company purposes prior to such time.

6.4 Miscellaneous Provisions Relating to Distributions.

Except as specifically provided in this Agreement, no Member will have any priority over the other Member as to the return of its Capital Contributions or as to compensation by way of income.  No Member may be required to accept a distribution of any property or asset other than cash.

6.5	Set Off.

The Company may (and, at the request of any other Member, shall) set off against distributions to a Member or, in the case of MCRT, payments under Section 4.3(D) any amount that is due to the Company by such debtor Member or any of its Affiliates (in the case of MCRT, including the Guarantor or the General Contractor) under this Agreement or any other agreement between the Company, on one hand, and such debtor Member or any of its Affiliates, on the other hand (in the case of MCRT, including the Guaranty and the Construction Contract).  A Member may require that the Company set off against distributions to another Member or, in the case of MCRT, payments under Section 4.3(D) (and instead pay over to such creditor Member the amount otherwise due to such debtor Member) any amount that is due to such creditor Member or any of its Affiliates by such debtor Member or any of its Affiliates (in the case of MCRT, including the Guarantor or the General Contractor) under this Agreement or any other agreement relating to the Company or the Project between such creditor Member or any of its Affiliates, on one hand, and such debtor Member or any of its Affiliates, on the other hand (in the case of MCRT, including the Guaranty and the Construction Contract).  The rights under this Section 6.5 are without limitation of any rights otherwise available as a matter of law.

ARTICLE 7.
TRANSFER OF MEMBERSHIP INTERESTS;
TERMINATION OF MEMBERSHIP

7.1 Limitation on Transfer.

(A) Except as provided in Articles 9 and 10, without the approval of the other Member (which approval may be granted or withheld in the sole, absolute and unfettered discretion of such other Member), a Member may not transfer all or any part of its Membership Interest or permit an encumbrance (whether created voluntary or involuntary) to exist against all or any part of its Membership Interest.  None of the Company, the Manager or a Member will be required to recognize any transfer of a Membership Interest in violation of this Section 7.1(A).

(B) Subject to Section 7.1(D), any transfer of any direct or indirect ownership interest in a Member (except upon the death of the holder of such ownership interest) which results in a change in control of the Member, or any issuance of additional ownership interests in a Member or in a person that holds a direct or indirect ownership interest in a Member which results in a change in control of the Member, shall be deemed a transfer of such Member’s Membership Interest in the Company for purposes of Section 7.1(A).  No Member shall allow any such transfer or issuance to occur with respect to it without the approval of the other Member (which approval may be granted or withheld in the sole, absolute and unfettered discretion of such other Member).

(C) No Member shall permit any person who holds a direct or indirect ownership interest in such Member to complete a transfer of ownership interests that is prohibited by the Development Financing or any Refinancing Loan.  Each Member agrees to indemnify, defend and hold harmless the Company, the Manager (unless the transferring Member is also the Manager or an Affiliate of the Manager), the other Member and the respective Indemnified Affiliates of the Company, the Manager (unless the transferring Member is also the Manager or an Affiliate of the Manager) and the other Member against any and all claims, suits, actions or other proceedings and all related loss, cost, damage, expense or liability (including fees and expenses of attorneys and other professional advisors and court costs) incurred by any of them by reason of any violation of this Section 7.1(C).

(D) The provisions of Sections 7.1(B) and 7.1(C) shall not apply to a transfer or encumbrance of (i) any direct or indirect ownership interest in Investor so long as a Berkshire Entity continues to control Investor or (ii) any direct or indirect ownership interest in MCRT so long as Mill Creek Residential Trust LLC continues to control MCRT.

7.2 Admission of Transferees.

(A) A person who acquires all or part of a Membership Interest will have the right to become a Member only if:

(1) the transferee executes an instrument reasonably satisfactory to the Manager and the non-transferring Member agreeing to be bound by all of the terms and provisions of this Agreement applicable to a Member;

(2) the transferee pays all reasonable expenses of the Company, the Manager and the non-transferring Member in connection with the transfer of the Membership Interest and the admission of the transferee as a Member; and

(3) the transferee acquires its Membership Interest in a transaction authorized under Section 7.1 or Article 9.

(B) If a Membership Interest is transferred, until the transferee is admitted as a member of the Company, the Company, the Manager and the other Member may continue to recognize the Member who transferred the Membership Interest as a member of the Company for all purposes, excluding rights of the successor to receive allocations of Profits and Losses (or items thereof) and distributions allocable to the transferred Membership Interest.

7.3 Withdrawal.

A Member may not withdraw from the Company without violating this Agreement, except upon transfer of its entire Membership Interest in a transaction allowed by Section 7.1 or Article 9.  An attempted withdrawal by a Member will not entitle the Member to a return of its Capital Contributions or any other distribution or to any payment in advance of the time that the Member otherwise would be entitled to receive the same.  The Company may offset against payments due a Member any damages that are suffered by the Company, the Manager or the other Member as a result of the withdrawal of the Member in violation of this Section 7.3, and the amount so withheld on account of damages of the Manager or the other Member will be promptly paid to such person.    A former Member's rights to payments (upon liquidation of the Company or otherwise) will rank on a parity with other Member, and in no event will the Company be required to make special provision for payment of amounts due the former Member or to pay the former Member the value of its Membership Interest prior to the time that distributions otherwise would be due to the former Member.

7.4 Consequences of Transfers.

(A) Except as otherwise provided in this Agreement, if a Membership Interest becomes vested in more than one person, any consent or approval required to be obtained from the owners of the Membership Interest will be deemed given by all such owners if a majority in interest of such owners give such consent or approval.    If a Membership Interest becomes vested in more than one person, the parties to this Agreement (including such successor owners) will make such technical amendments to this Agreement as may be necessary to implement the multiple ownership of the Membership Interest.

(B) Unless otherwise provided in this Agreement, the transfer of a Membership Interest will not relieve the transferor from its obligations under this Agreement, and after the transfer of a Membership Interest, the transferor and, if it has been admitted as a member of the Company, the transferee will be jointly and severally liable for such obligations.

(C) Each Member or other owner of a Membership Interest shall indemnify, defend and hold harmless the Company, the Manager (unless the transferring Member is also the Manager), the other Member and the respective Indemnified Affiliates of the Company, the Manager (unless the transferring Member is also the Manager) and the other Member against any and all claims, suits, actions or other proceedings and all related loss, cost, damage, expense or liability (including fees and expenses of attorneys and other professional advisors and court costs) incurred by any of them by reason of any violation of securities laws that occurs in connection with any transfer or encumbrance by the indemnifying person of a Membership Interest or any interest therein.

(D) None of the Company, the Manager or the other Member will be required to recognize any transfer or encumbrance of a Membership Interest until the Manager, on behalf of the Company, has received written notice of such transfer or encumbrance from the transferor.

7.5 Bankruptcy, Incompetence or Dissolution of a Member.

If a Member dies or is adjudicated to be incompetent or, in the case of a Member that is an entity, is dissolved or otherwise terminates, or if a Member becomes a bankrupt, the Member's executor, administrator, guardian, legal representative or successor will be entitled to receive allocations of Profits and Losses (or items thereof) and distributions allocable to the Membership Interest of such Member but not to exercise any other rights and privileges with respect to such Membership Interest.  Each Member expressly waives the benefits of § 18-705 of the LLC Act.

ARTICLE 8.

DISSOLUTION AND TERMINATION

8.1 Dissolution Events.

The Company will be dissolved upon the happening of the first to occur of the following events:

(1) the Company no longer has an interest in the Project or in any proceeds (other than  cash) received from sale or other disposition of the Project;

(2) all Members elect in writing to dissolve the Company; or

(3) entry of a decree of judicial dissolution pursuant to § 18-603 of the LLC Act.

Except as otherwise provided above, the Company will not be dissolved upon the occurrence of any event, and the Manager and each of the Members specifically waives any right (whether under the LLC Act or otherwise) to require the Company to be dissolved except as provided in this Section 8.1.

8.2 Liquidation.

Subject to any order entered in a proceeding under § 18-603 of the LLC Act, liquidation of the Company will be managed by the Manager unless the Manager (either as Manager or as a Member) has wrongfully caused the dissolution of the Company, in which case liquidation of the Company shall be managed by the Members (excluding the Manager if it also is a Member).  Upon any dissolution of the Company, all assets of the Company (except cash and cash equivalents) will be sold and the proceeds (together with any cash or cash equivalents of the Company) will be applied to the following uses and in the following order of priority:

(1) first, to satisfy liquidated liabilities of the Company;

(2) second, to provide such reserves as the person managing the liquidation reasonably determines to be appropriate to provide for contingent or unliquidated liabilities of the Company; and

(3) third, to make distributions to Members and former Members in accordance with Sections 6.1 and 7.3.

No person shall receive any additional compensation for any services performed pursuant to this Section 8.2.  Liquidation of the Company's assets may be delayed for such time as the person managing the liquidation considers appropriate to realizing the fair value of the Company’s assets.  If provision is made for liabilities in accordance with paragraph (2) above, any amounts remaining after those liabilities are satisfied or, in the judgment of the person managing the liquidation, become unlikely of being asserted shall be distributed as provided in paragraph (3) above.

ARTICLE 9.

BUY-OUT RIGHTS; EXIT OPPORTUNITIES

9.1 Buy-Out of Impaired Member.

(A) If a Removal Event exists with respect to a Member (an “Impaired Member”), the Membership Interest owned by the Impaired Member will be subject to purchase by the other Member (the “Non-Impaired Member”), at its option, in accordance with this Article 9.  The Non-Impaired Member may exercise its right to purchase the Membership Interest owned by the Impaired Member by giving notice (a “Purchase Notice”) to the Impaired Member at any time while a Removal Event exists with respect to the Impaired Member.  The purchase of the Impaired Member’s Membership Interest will be closed in accordance with Section 9.4.

(B) Subject to adjustments provided for in Section 9.4, the purchase price to be paid the Impaired Member for its Membership Interest will be the amount that the Impaired Member would receive as distributions from the Company under Section 6.1 assuming that (i) the Project were sold for its fair market value determined in accordance with Section 9.1(C) and the Company was liquidated without establishment of any reserves for contingent or unliquidated liabilities, using book value as the fair market value for all assets of the Company other than the Project.  In making such valuation, it shall be assumed that (x) any outstanding loan is continued so that no prepayment penalty or similar charge is due, (y) the value of the Project is reduced for any transfer tax that would be due in connection with a sale of the Project, unless a transfer tax is due as a result of the transfer of the Membership Interest owned by the Impaired Member and (z) the Company incurred 0.70% of the fair market value determined in accordance with Section 9.1(C) for brokerage fees, attorneys fees and expenses, title insurance and other transaction costs.

(C) If the Non-Impaired Member elects to purchase the Membership Interest of the Impaired Member, the Members shall confer to attempt to agree upon a fair market value for the Project and, if they are able to do so, the value as they agree will be taken as the fair market value for the Project.  If the Members do not reach agreement on the fair market value for the Project within 15 days after delivery of the Purchase Notice, as applicable, each Member shall select a broker who has at least 10 years experience with residential projects in the Washington, D.C. metropolitan area and shall deliver to the other Member a written notice identifying the broker selected by it.  If only one Member gives timely notify of the selection of a broker, then the broker selected by it will determine the fair market value for the Project and such broker’s valuation shall be determinative.  If two brokers are designated on a timely basis, and if the two brokers are able to agree on the fair market value of the Project within 30 days after their selection, then such value shall be the fair market value for the Project.  If two brokers are designated on a timely basis and the two brokers are not able to agree on the fair market value of the Project within 30 days after their selection, an appraiser will be designated, and the appraiser shall select which of the two values set by the two brokers more closely reflects the fair market value of the Project, which will then be taken as the fair market value for the Project.  The appraiser may not designate a fair market value for the Project other than one of the two values set by the two brokers.  The appraiser must have at least 10 years experience in appraising residential projects in the Washington, D.C. metropolitan area, unless both Members otherwise agree.  The appraiser will be designated by agreement of the Members or, if they have not reached agreement within 30 days after expiration of the 30 day period for action by the two original brokers, by designation of JAMS upon request of either the Impaired Member or the Non-Impaired Member.  Each Member shall bear the cost, if any, of any broker designated by it under this Section 9.1(C).  If an appraiser is designated under this Section 9.1(C), the Members shall bear the cost, 50% each, if any, of such appraiser.  Any valuation of the Project pursuant to this Section 9.1(C) shall be stated net of post-closing reserves that the person making the valuation (whether a Member or a third-person) considers appropriate.

(D) The Non-Impaired Member may withdraw its offer to purchase the Membership Interest of the Impaired Member within 10 days after the value of the Project is set for purposes of this Section 9.1 if the Non-Impaired Member is dissatisfied with such valuation.

9.2 Sale of the Project.

(A) Any Member (the “Initiating Member”) may propose a sale of the entire Project based on a bona fide written offer complying with Section 9.2(C) for the purchase of the entire Project (a “Third-Party Offer”) at any time after the second anniversary of the Completion of Construction.

(B) To initiate a sale of the Project, the Initiating Member shall give notice (the “Third-Party Offering Notice”) to the other Member (the “Responding Member”), accompanied by a true copy of the Third-Party Offer that the Initiating Member has received.  In the Third-Party Offering Notice, the Initiating Member shall make an offer (the “Third-Party Alternate Offer”) to the Responding Member to sell all (but not less than all) of the Membership Interest of the Initiating Member at a price (subject to adjustment as set forth in Section 9.4) equal to the amount that the Initiating Member would be entitled to receive assuming that (i) the Project were sold for the amount specified in the Third-Party Offer (after reduction for any transfer tax that would be due in connection with sale of the Project under the Third-Party Offer (unless a transfer tax would be due as a result of the transfer of the Membership Interest owned by the Initiating Member) and giving due treatment to loans in accordance with the terms of the Third-Party Offer), (ii)  the Company were liquidated using book value as the fair market value for all assets of the Company other than the Project, (iii) the Company established reserves in an amount agreed by the Members or, if they do not agree, established by arbitration in accordance with Section 11.6 (but failure to agree shall not defer the obligation to pay the purchase price for the Initiating Member’s Membership Interest, using the larger of the two reserve amounts proposed by the Members pending resolution of the disagreement) and (iv) the Company incurred 0.70% of the price specified in the Third-Party Offer for brokerage fees, attorneys fees and expenses, title insurance and other transaction costs.  The Responding Member may elect to purchase the Membership Interest of the Initiating Member by notifying the Initiating Member of its election within 30 days of receipt of the Third-Party Offering Notice.  Failure to give notice within the required 30-day period shall be deemed an election not to purchase.  If the Third-Party Alternate Offer is accepted by the Responding Member, the Initiating Member shall thereupon be bound to sell to the Responding Member, and the Responding Member shall thereupon be bound to purchase, the Initiating Member’s entire Membership Interest in accordance with the terms of this Section 9.2.  The purchase shall be closed in accordance with Section 9.4.

(C) To be satisfactory for the purposes of this Section 9.2, any Third-Party Offer must comply with the following requirements:

(1) the proposed purchase price (except the portion thereof represented by any debts or liabilities of the Company which the proposed purchaser has agreed to assume) is payable solely in cash, in lawful money of the United States;

(2) the Third-Party Offer shall provide for the closing for the purchase of the Project not later than 280 days after expiration of the 30-day period for response to the Third-Party Offering Notice (as provided in Section 9.2(B));

(3) the Third-Party Offer (and the purchase contract and other documents required thereby) shall not create any liability on the part of the Manager, any Member or any Indemnified Person of the Manager or a Member, except to the extent otherwise agreed by the person who is liable;

(4) if the Third-Party Offer contemplates assumption of debt, closing is conditioned on release of all guaranties and similar undertakings with respect to the debt on which the Manager, any Member or any Indemnified Person of the Manager or a Member is liable, except to the extent such release is waived by the applicable obligor; and

(5) the Third-Party Offer is accompanied by a certified check of the prospective purchaser, as an earnest money deposit, for a sum equal to at least 1% of the proposed purchase price (before any offset for assumed debt).

(D) If the Responding Member does not accept the Third-Party Alternate Offer within the 30-day period set forth in Section 9.2(B) , then the Responding Member shall be deemed to have consented to sale of the Project and all other Company assets identified in the Third-Party Offer to the third-party identified in the Third-Party Offering Notice on the terms and conditions set forth in the Third-Party Offer, and the Manager and the Members shall thereafter execute, acknowledge and deliver such consents, conveyances and other documents as shall be required to effect the sale in accordance with such Third-Party Offer.  Nothing in this Section 9.2 authorizes a sale of the Project that does not comply with the terms of Section 9.2(C). There shall be no liability on the part of any Initiating Member to the Manager, the Responding Member or the Company if any proposed sale of the Project is not consummated for whatever reason, including a default by the third-party purchaser, the Company, the Manager or the Responding Member or failure of conditions precedent to such sale of the Project.  The Initiating Member, in its discretion, may determine whether to complete a sale of the Project proposed by the Initiating Member.

9.3 Drag Along Rights.

(A) If a sale of the Project is authorized under Section 9.2, the Initiating Member may require that the Responding Member to join with the Initiating Member in selling 100% of the Membership Interests in the Company in lieu of transferring the Project.  Any such sale of Membership Interests (i) must yield to each Member the same consideration (adjusted to take into account the varying economic rights and claims of Members) and (ii) may not create any liability on the part of the Manager, any Member or any Indemnified Person of the Manager or a Member, except to the extent otherwise agreed by the person who is liable.  The consideration received by any Member in connection with any such sale shall be allocated among the Members in the same proportions that such consideration would have been distributed to the Members pursuant to Section 6.2 if the consideration had been paid to the Company and the Company had distributed the consideration as Net Proceeds.

(B) The Initiating Member may invoke this Section 9.3 by delivering to the Responding Member, not later than 10 days before the proposed closing, a notice so stating and all documents that the Responding Member will be required to execute in connection with the transfer of its Membership Interest.  Such documents shall not impose obligations or liabilities on the Responding Member or any Indemnified Affiliate of the Responding Member other than a representation and warranty that the Responding Member owns the Membership Interest transferred by the Responding Member, that such Membership Interest is not subject to any lien, security interest or adverse claim (except in favor of a Lender of the Company in connection with the Development Financing or a Refinancing Loan) and that the Responding Member has taken any corporate action necessary to authorize the transfer of such Membership Interest.  So long as such documents comply with the requirements of this Section 9.3(B), the Responding Member shall, within 10 days after its receipt of such documents, execute such documents and return such documents to the Initiating Member or to such processing service as the Initiating Member may direct.  If the Responding Member fails to timely return the documents presented to it, the Initiating Member may execute the documents on behalf of the Responding Member so long as such documents comply with the requirements of this Section 9.3(B), and each Member hereby appoints each other Member, when acting as the Initiating Member, as the attorney-in-fact of such Member for such purpose, which appointment is coupled with an interest and is irrevocable.  In any event, whether or not transfer documents are executed by the Responding Member or by the Initiating Member on behalf of the Responding Member, upon consummation of the related closing with the third-party purchaser identified in the Third-Party Offering Notice, each Membership Interest will be deemed transferred by the Member that is the holder thereof to such third-party purchaser (in the case of the Responding Member, with only the representations or warranties as provided above and no other recourse to the Responding Member), and such third-party purchaser shall thereafter be the owner of all Membership Interests with all rights, benefits and obligations appurtenant thereto, and the Members will have only the right to receive a payment in respect of their respective Membership Interests in an amount as provided in this Section 9.3.

(C) The Initiating Member shall have the same period to complete a sale of Membership Interests that would be allowed by Section 9.2 for completion of the sale of the Project that was authorized for the related Third-Party Offer.  Promptly after a sale of Membership Interests is consummated (and in any event not later than three business days after consummation of such sale of the Membership Interests), the Initiating Member shall give the Responding Member notice, specifying the date of the closing, and shall deliver or cause the applicable third-party purchaser to deliver to the Responding Member the proceeds allocable to the Membership Interest of the Responding Member.  In the event that the Initiating Member does not complete a sale of Membership Interests within the period allowed by this Section 9.3(C), (i) any documents submitted by the Responding Member pursuant to Section 9.3(B) will be null and void and of no force or effect and (ii) the Initiating Member may not subsequently consummate such sale of Membership Interests without first repeating the process required by Sections 9.2 and 9.3(B).

(D) There shall be no liability on the part of any Initiating Member to the Manager, the Responding Member or the Company if any proposed sale of Membership Interests is not consummated for whatever reason, including a default by the third-party purchaser or the Responding Member or failure of conditions precedent to such sale of Membership Interests.  The Initiating Member, in its discretion, may determine whether to complete a sale of Membership Interests.

(E) In connection with any transfer pursuant to this Section 9.3, the Initiating Member will be responsible for securing any consents, approvals or other actions necessary to comply with Section 7.1(C) and for taking any actions that may be necessary to comply with applicable securities laws.

9.4 Transfer of Purchased Interest.

(A) Transfer of a Purchased Interest will occur on (i) in the case of a transfer under Section 9.1, on a date selected by the Non-Impaired Member that is not more than 30 days after establishment of the Project’s value for purposes of Section 9.1 and (ii) in the case of a transfer under Section 9.2, on a date selected by the Initiating Member that is not later than 90 days after issuance of the Third-Party Offering Notice.  The closing for the transfer of a Purchased Interest will be held at a location as agreed by the transferor and the transferee or, if they do not agree on a location, at the chief executive office of the Company.

(B) The purchase price due for a Purchased Interest will be payable in cash at the time of transfer of the Purchased Interest.  The purchase price to be paid for a Purchased Interest will be adjusted to reflect accrued, liquidated liabilities (including accrued property taxes) that are not otherwise taken into account under Section 9.1 or 9.2, as well as other items typically prorated in the sale of real property in the area in which the Project is located.

(C) In connection with the transfer of a Purchased Interest,  the transferee must agree to indemnify, defend and hold harmless the transferor and each Indemnified Affiliate of the transferor against claim, suit, action or other proceeding and all related loss, damages, judgments, settlements, obligations, liabilities, debts, damages and costs and expenses (including fees and disbursements of attorneys and other professionals and court costs) incurred by any of them on account of liabilities or obligations of the Company.  Upon transfer of a Purchased Interest, the transferor will be released of all obligations to the Company, the Manager and the other Member under this Agreement to the extent performable after the date of the transfer.

(D) A Purchased Interest must be free of encumbrances and adverse claims at the time of its transfer, other than liens in favor of a Lender of the Company in connection with the Development Financing or a Refinancing Loan.  A transferor will be in breach of its obligation under this Article 9 if its Purchased Interest is subject to any encumbrance or adverse claim at the time of transfer.

(E) The right of a Member to purchase a Purchased Interest may be assigned, in whole or part, to one or more of its Affiliates, but any such assignment by a Member will not relieve the Member from liability for performance of obligations for which it otherwise would be responsible under this Article 9 or from providing indemnity as contemplated by Section 9.4(C).

(F) Each Member will be responsible for all legal, accounting and similar fees incurred by it in connection with any transfer of a Purchased Interest.  All transfer taxes (whether imposed on a Member of the Company) and recording fees in connection with any transfer of a Purchased Interest will be paid by (i) the transferor, in the case of a transfer under Section 9.1 or (ii) the Company, in the case of a transfer under Section 9.2.

(G) In connection with the purchase of a Purchased Interest, the transferee must arrange the release of all guaranties of indebtedness, liabilities or obligations of the Company given by the transferring Member and/or its Indemnified Affiliates (which will include the Guarantor if MCRT is the transferor), including any guaranty to a Lender.  The transferee will not be required to obtain a release of the obligations of MCRT and Guarantor under Section 3.4(A).

(H) A Member may terminate its election to purchase a Purchased Interest if, after the Member makes its election, (i) there occurs any fire or other casualty loss to the Project that causes damage to the Project of $2,500,000 or more or (ii) an eminent domain proceeding is commenced or threatened for taking of the Project of any portion of the Project or interest in the Project.  A Member may exercise a termination option under this Section 9.4(H) by giving notice to the other Member within 15 days after the Member learns of the event giving rise to the termination option.

(I) Simultaneously with the purchase of a Purchased Interest, the transferee must purchase all loans and advances made to the Company by the transferor or any of its Indemnified Affiliates for the amount that would be received by the transferor or the Indemnified Affiliate in repayment of those loans assuming that (i) the Project were sold  for its fair market value determined in accordance with Section 9.1(C) (if purchase of the Purchased Interest is governed by Section 9.1) or the amount specified in the applicable Third-Party Offer (if purchase of the Purchased Interest is governed by Section 9.2) and (ii) the Company was liquidated without establishment of any reserves for contingent or unliquidated liabilities, using book value as the fair market value for all assets of the Company other than the Project.  For such purpose, it shall be assumed that (x) the value of the Project is reduced for any transfer tax that would be due in connection with a sale of the Project, unless a transfer tax is due as a result of the transfer of the Membership Interest owned by the transferee, (y) if purchase of the Purchased Interest is governed by Section 9.1, any outstanding loan is continued so that no prepayment penalty or similar charge is due and, if purchase of the Purchased Interest is governed by Section 9.2, any  outstanding loan is paid or continued as contemplated by the related Third-Party Offer and (z) the Company incurred brokerage fees, attorneys fees and expenses, title insurance and other transaction costs in an amount as provided for in Section 9.1(B)(z) or 9.2(B)(iii), as applicable.

ARTICLE 10.

FINANCIAL MATTERS

10.1 Fiscal Year; Accounting Policies.

(A) The fiscal year of the Company will be the calendar year.  Except as required by the Code, the taxable year of the Company shall be the same as its fiscal year.

(B) The Company’s financial results will be reported on an accrual basis, except as otherwise approved by the Members.  The Company’s income tax returns will be prepared on an accrual basis.

10.2 Income Tax Returns.

The Manager shall prepare or cause to be prepared drafts of all tax returns required of the Company, including a draft Schedule K-1 (which may include estimates) for delivery to the Investor by January 5 of each year.  Within  120 days after the end of each calendar year, the Manager shall submit to Investor for its approval final tax returns (including all schedules and exhibits thereto) and, upon request, copies of all supporting work papers.  After revising such tax returns to reflect all comments of the Investor, Manager shall file or cause to be filed all such tax returns required of the Company.  Manager shall obtain approval of the Investor with respect to any decisions regarding or affecting the reporting or characterization for tax purposes of items of income, gain, loss or deduction of the Company, including the making of any available elections pursuant to the Code and the Treasury Regulations.  The Manager will cause to be delivered to each Member a copy of the Company's income tax returns (including the Schedule K-1 for such Member) immediately upon filing of such income tax returns.

10.3 Reporting.

(A) The Manager shall furnish or arrange to be furnished to the Members reports prepared for the Company in accordance with the reporting requirements set forth in Schedule 7.

(B) During the construction of the Project, the Manager shall prepare and provide to Members a copy of the monthly draw package given to each Lender and a narrative construction and marketing report, including a report on any material deviation in (i) the actual Project Costs compared to those set forth in the Development Budget and (ii) the timing for completion of the Project.  Any material change in materials, systems or quality of components shall be disclosed to the Members by the Manager as part of the Manager’s monthly reporting.

(C) Not less than once each calendar quarter the Manager shall make a presentation to Members detailing the status of the Project and performance of the Manager’s duties under this Agreement via telephone or video conference or at the Manager’s office in the Washington, D.C. metropolitan area.

(D) The Manager shall seek to keep the Members informed of any material fact, information, projection, litigation or other matter of which the Manager has knowledge which could reasonably be expected to have a material impact on the operations or financial position of the Project or the Company.

(E) The Manager shall notify the Members in each instance that the Manager moves funds from the “contingency” line item to any other line item of the Development Budget or any Operating Budget.

10.4 Bank Accounts; Investments.

(A) The Manager shall deposit, or cause the Company’s property manager to deposit, all cash balances derived from rents or occupancy payments or otherwise arising from ownership of the Project in one or more bank accounts established in the name of the Company by the Manager or the property manager.  Each such account shall be deposited in such FDIC insured depository institution under such arrangements as the Manager may reasonably determine, subject to the approval of the Investor.

(B) Any investment of funds shall be made in the name of the Company and shall be consistent with investment guidelines, if any, stated in the Business Plan.

(C) The funds of the Company shall not be commingled with the funds of any other person, and the Manager shall not employ such funds in any manner except for the benefit of the Company.

(D) Checks made payable to the Company may be negotiated by such person or persons as the Manager designates.

10.5	Maintenance of Records.

The Manager shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and ownership and operation of the Project.  Bills, receipts and vouchers shall be maintained on file by the Manager.  The Manager shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company or the Project.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy and audit such books and records of account (and audit internal systems and procedures of the Manager relating to maintenance of such books and records of account) during reasonable business hours.

10.6	Business Plans; Leasing Plans.

(A) The Manager shall be responsible for preparing and submitting to the Members a proposed operating budget and strategic operating plan for the Company and for the Project for the partial calendar year commencing with Completion of Construction and ending on the following December 31 and for each fiscal year of the Company thereafter.  Each such business plan, as approved by Investor, is referred to in this Agreement as a “Business Plan,” and each such operating budget, as approved by Investor, is referred to in this Agreement as an “Operating Budget.”   The proposed Business Plan for the initial partial year will be delivered not later than 60 days before Completion of Construction, and the proposed Business Plan for any fiscal year thereafter will be delivered by not later than November 15 of the preceding year.  Each Business Plan shall set forth for the applicable fiscal year all anticipated income, operating expenses and capital and other costs and expenses of the Company, all of which will be based on the strategic and comprehensive business plan designed to maximize the Company’s returns on the Project.

(B) In formulating the Business Plan, to the extent reasonably feasible at the time of preparation thereof, the Manager will develop (for approval by Investor) proposed strategies regarding (i) plans for redevelopment, construction or rehabilitation of the Project and for renewing, renegotiating or replacing any lease in the Project, (ii) preparation and release of all promotional and advertising material relating to the Project or concerning the Company, (iii) terms for any proposed sale or disposition of the Project and (iv) selection of contractors, construction or other managers, legal counsel, accountants, structural and environmental engineers, appraisers and other consultants for the Company to efficiently implement the Business Plan.  The Manager will also consider and make recommendations, to the extent it deems the same appropriate, regarding the amendment, modification, alteration, change, cancellation, or prepayment of Company indebtedness then outstanding and changes in insurance carried by or on behalf of the Company.

(C) In conjunction with the formulation of the Business Plan and to the extent applicable, the Manager will develop or cause to be developed (for approval by Investor) proposed leasing and other operating guidelines for the Project for the upcoming fiscal year, which leasing and other operating guidelines shall include to the extent reasonably feasible at the time of preparation thereof (i) a proposed standard form or forms of lease to be offered to prospective tenants, (ii) a rent schedule setting forth proposed terms for rentals for the upcoming fiscal year, (iii) a description of any proposed tenant inducements, concessions, improvements or allowances to be offered prospective tenants, (iv) a proposed budget for the costs to be incurred for the balance of any projected redevelopment and/or lease-up period, (v) a schedule of space that requires significant remodeling, repairing or rehabilitation and a proposed budget for the cost to be incurred for the balance of the fiscal year with respect thereto, (vi) a profile of proposed tenants for the Project and (vii) a summary of the proposed general content and method of presentation of the marketing program to be implemented with respect to the Project.  Any such leasing guidelines for the Project, as approved by the Investor, is referred to in this Agreement as a “Leasing Plan.”  To allow for evaluation of the proposed Business Plan, the Manager shall deliver to the Members, at the same time as the proposed Business Plan, a schedule of existing leases affecting the Project (including their termination dates), specifying those spaces which remain unleased and leases which are scheduled to expire during the upcoming fiscal year

(D) The Manager shall meet with the Members (via telephone or video conference or at the Manager’s office in the Washington, D.C. metropolitan area) to discuss the proposed Business Plan.  The Manager and the Members shall attempt in good faith to reach agreement as to the proposed Business Plan.

(E) In the event the Manager is unable to obtain Investor’s approval of any proposed Business Plan prior to commencement of the intended period for such Business Plan, then an impasse shall be deemed to exist until such time as such Business Plan is approved.  During any such impasse, the Manager shall operate the Company in accordance with the most-recently approved Business Plan, except that (i) the Manager may make or cause to be made any expenditure not contemplated by the such Business Plan which is allowed by Section 4.2(A)(7) and (ii) the Manager shall have no authority to make any discretionary capital expenditure without the express written approval of the Members.

ARTICLE 11.

MISCELLANEOUS

11.1 Amendment.

Any amendment of this Agreement will require the approval of all Members and, if the Manager is not a Member and its interests are adversely affected by the amendment, the Manager.  Approval of an amendment by the Manager or a Member will be effective only if it is in writing.

11.2 Notices.

All notices and other communications must be in writing and will be deemed to have been given when actually delivered by hand, mail, courier service or fax or other means of electronic transmission or when delivery is made or attempted and rejected at the address of the Manager or a Member set forth below or, in the case of the Company, at its chief executive office.  The Manager or a Member may change its address for notice by giving notice of the change in accordance with this Section 11.2.  Until changed, the addresses for notice to the Manager or a Member are as follow:

Investor:                      c/o The Berkshire Group
Attention: Steve Wood
One Beacon Street, Suite 1500
Boston, Massachusetts  02108
Telefacsimile: 617-574-8312

With a copy to:

Joanne D.C. Foley
Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts  02110-1726
Telefacsimile: 617-951-8736

MCRT:	MCRT/MA 104 NoMa LLC
Attention:  Charles N. Bay and Samuel Simone
6110 Executive Blvd., Suite 315
Rockville, Maryland 20852
Telefacsimile: 301-881-4093

With a copy to:

Michael K. Ording
Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43216-5017
Telefacsimile: 614-461-4198

If a notice is sent by electronic transmission (including fax or e-mail), confirmation of transmission generated by the sender's equipment will be prima facie evidence of receipt.  In the event of transfer of a Membership Interest, the transferee shall provide the Manager and each Member with its address for notice.

11.3 Duplicate Originals.

Any number of counterparts of this Agreement may be executed.  Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.  It will not be necessary for all initial Members and the initial Manager to execute the same counterpart of this Agreement, as long as each initial Member and the initial Manager executes at least one counterpart.

11.4 Waiver of Partition and Certain Other Rights.

Each Member and the Manager irrevocably waives any right or power that it might have (i) to cause the Company or any of its assets to be partitioned, (ii) to compel any transfer of all or any portion of the assets of the Company, (iii) to cause the appointment of a receiver for all or any portion of the assets of the Company, (iv) to cause the dissolution or liquidation of the Company, except in accordance with Article 8, or (v) to require an accounting of the Company's affairs, except in connection with the winding up of the Company.  Each Member and the Manager has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 11.4 and, without those waivers, none of the Members or the Manager would have entered into this Agreement.

11.5 Creditors Not Benefited.

Nothing contained in this Agreement will benefit any creditor of a Member, the Manager or the Company.  No creditor of a Member, the Manager or the Company may require a contribution to the capital of the Company to be solicited or a distribution to be made by the Company, nor may any creditor of a Member, the Manager or the Company enforce the obligation of a Member or the Manager under this Agreement, including any obligation of a Member to make a contribution to the capital of the Company.  A person extending credit to the Company may never claim that it did so in reliance on an obligation to contribute capital to the Company within the meaning of § 18-502(b) of the LLC Act.

11.6 Dispute Resolution.

(A) Except as provided in Section 11.6(B), any dispute among one or more of the Manager, a Member and the Company related to this Agreement, or the Company or the business or affairs of the Company, or performance by the Manager or a Member under this Agreement will be resolved by arbitration governed by the Federal Arbitration Act and, to the extent not inconsistent with that statute, conducted in accordance with the rules of practice and procedure for the arbitration of commercial disputes of JAMS.  The arbitration shall be conducted in Washington, D.C. and administered by JAMS, which will appoint a single arbitrator.  All arbitration hearings will be commenced within 30 days of the demand for arbitration unless the arbitrator, for showing of good cause, extends the commencement of such hearing.  The decision of the arbitrator will be binding on the Company, the Manager and the Members, each of whom will have the right to intervene if not joined as a party, and judgment upon any arbitration award may be entered in any court having jurisdiction.  The Manager and the Members acknowledge that, by agreeing to arbitrate disputes, each of them is waiving certain rights, including its rights to seek remedies in court (including a right to a trial by jury), to discovery processes that would be attendant to a court proceeding, and to participate in a class action.

(B) Notwithstanding Section 11.6(A), a party may resort to litigation to request an injunction to prevent irreparable harm, but other issues in connection with the dispute will be resolved by arbitration in accordance with Section 11.6(A).  In addition, no party will be required to submit to arbitration any dispute involving a third person who cannot be joined in the arbitration and whose absence from the arbitration creates a risk of inequity because of potentially inconsistent results among multiple proceedings.

(C) Each party will bear its own costs (including attorneys' fees) incurred in connection with any litigation, arbitration or similar proceeding among one or more of the Manager, a Member or the Company related to this Agreement, or the Company or the business or affairs of the Company, or performance by the Manager or a Member under this Agreement.  Each party waives rights to recover attorneys' fees and other costs, if any, that otherwise would be available by statute or as a matter of law.

(D) THE COMPANY, THE MANAGER AND EACH MEMBER WAIVES RIGHT TO A JURY IN ANY LITIGATION IN CONNECTION WITH THIS AGREEMENT, OR THE COMPANY, OR THE BUSINESS OR AFFAIRS OF THE COMPANY, OR PERFORMANCE BY THE MANAGER OR A MEMBER UNDER THIS AGREEMENT.  THE COMPANY, THE MANAGER AND EACH MEMBER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN FREELY GIVEN AFTER CONSULTATION BY IT WITH COMPETENT COUNSEL.  THIS SECTION 11.6(D) HAS BEEN INCLUDED FOR THE LIMITED EXCEPTIONS TO THE AGREEMENT TO ARBITRATE DISPUTES OR FOR THE EVENT THAT, DESPITE THE PARTIES' INTENTION, THE AGREEMENT TO ARBITRATE DISPUTES IS HELD TO BE INAPPLICABLE, AND NOTHING IN THIS SECTION 11.6(D) IS INTENDED TO QUALIFY THE PARTIES' AGREEMENT TO ARBITRATE DISPUTES AS PROVIDED HEREIN.

11.7 Remedies Are Cumulative.

The remedies provided in this Agreement are not intended to be exclusive, except to the extent expressly provided in this Agreement.  Subject to the limitations contained in this Agreement, remedies are cumulative, and a party may exercise any one or more remedies available to it, to the extent permitted by applicable law.

11.8	Brokerage.

Each Member agrees to indemnify, defend and hold harmless the Manager, the other Member, the Company and their respective Indemnified Affiliates against any claim for a real estate commission, finder's fee or similar compensation asserted by any person retained by or claiming through the indemnifying Member or any of its Affiliates in connection with the execution of this Agreement, the formation of the Company or the transfer of the Land or other assets to the Company, as well as all related damage, cost or expense (including fees and disbursements of attorneys and other professionals and court costs).

11.9	Entire Agreement.

This Agreement is the entire limited liability company agreement for the Company, within the meaning of the LLC Act.  As between MCRT and Investor, this Agreement supersedes in its entirety any earlier limited liability company agreement for the Company.

ARTICLE 12.
REPRESENTATIONS AND WARRANTIES

12.1 General Representations and Warranties.

Each Member represents and warrants to the other Member, the Manager and the Company that as of the date of this Agreement:

(1) It is duly formed and validly existing as an entity under the laws of the state of its organization and, if required, is duly qualified to transact business as a foreign entity in each jurisdiction in which such qualification is material to its business, properties or affairs.

(2) It the corporate power to enter into this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action on its part.

(3) No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person (other than consents of persons who hold a direct or indirect ownership interest in it which have been obtained prior to the execution of this Agreement) is required to be made, obtained or given by it in connection with the execution and delivery of this Agreement.

(4) The execution, delivery and performance of this Agreement by it will not violate or conflict with, or with or without notice or the passage of time or both, result in a breach of or an “event of default” under, any indenture, mortgage, loan agreement or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or any law applicable to it or any of its properties, or any judgment, order or decree of any court or other governmental agency entered against it or applicable to any of its properties.

(5) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or reorganization laws or by applicable principles of equity; provided that it makes no representation or warranty as to enforceability of the provisions hereof allocating Profit and Loss (or items of income, expense or deduction) for tax purposes.

12.2 Investment Representations.

Each Member represents and warrants to the other Member, the Manager and the Company that as of the date of this Agreement:

(1) It has acquired its Membership Interest for investment solely for its own account and with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest and without the financial participation of any other person in acquiring such Membership Interest.

(2) It is aware that its Membership Interest has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, if any, in reliance upon the exemption contained in those laws.  It understands and acknowledges that its representations and warranties contained in this Section 12.2 are being relied upon by the other Member, the Manager and the Company as the basis for the exemption from the registration requirements of the Securities Act of 1933, as amended, and all applicable state securities laws, if any, in connection with the issuance of its Membership Interest.  It further acknowledges that the Company has no obligation (i) to recognize any transfer or encumbrance of all or any part of it Membership Interest unless and until the provisions of this Agreement have been fully satisfied or (ii) to register its Membership Interest pursuant to the Securities Act of 1933, as amended, or any state securities laws.

(3) It acknowledges that (i) it is thoroughly familiar with the proposed business operations of the Company and the Project and with the terms of this Agreement and all other agreements related to the Company and/or the Project, (ii) it has examined such documents or has caused such documents to be examined by its representative or attorney, and (iii) it does not desire any further information or data relating to the Company, the other Member, the Manager or the Project or any other aspect of the business, affairs, activities or properties of the Company.  It understands that its Membership Interest is a speculative investment involving a high degree of risk.  It has a net worth sufficient to bear the economic risk of its investment in the Company and a complete loss of that investment and to justify its investment in a highly speculative venture of this type.

(4) It recognizes that a legend reflecting the restrictions imposed upon the transfer of its Membership Interest under the Securities Act of 1933, as amended, and state securities laws has been placed on the first page of this Agreement.  It will comply with the restrictions imposed by such legend, as well as all other restrictions on transfer or encumbrance of its Membership Interest imposed by this Agreement.  It will not transfer or encumber, or offer for transfer or encumbrance, its Membership Interest in violation of the restrictions imposed by applicable securities laws or any of the provisions of this Agreement.

12.3	Representation Related to Pre-Effective Date Activity.

In order to induce Investor to enter into this Agreement and without limiting any other representation, covenant or warranty contained herein or in any other agreement, MCRT represents and warrants to Investor, that:

(1) Schedule 8 lists all material contracts entered into by the Company prior to the date of this Agreement that remain in effect, and Investor has been provided with an accurate and complete copy of each such contract.

(2) To the best of MCRT’s knowledge, MCRT has provided Investor with all environmental reports, environmental audits, environmental studies and similar documents relating to the Project which are in MCRT’s possession and control, and MCRT has delivered an accurate and complete copy of each such report, audit, study, and document to Investor.

(3) To the best of MCRT’s knowledge, there are no pending or threatened legal actions or proceedings against MCRT or the Company, affecting or relating to the Membership Interests in the Company or the Project or the construction, ownership, use, possession or operation of the Project, including pending or threatened legal actions or proceedings regarding condemnation of the Land or any part thereof, or encumbrances (including any assessment payable in annual installments) on the Land or any part thereof, or the construction, ownership, use, operation or possession of the Land or any part thereof.

(4) The Company currently does not have any employees and has not had any employees in the past.

(5) MCRT has delivered to Investor a balance sheet of the Company as of February 28, 2011 (the “Balance Sheet”) and statements of income for the Company for 2009 and 2010 for February 2011 (collectively, the "Income Statements").  The Balance Sheet fairly presents in all material respects the financial condition of the Company as of the date thereof, and the Income Statements fairly present in all material respects the results of operations of the Company for the periods covered thereby, in each case subject to customary year-end adjustments and any inaccuracy that results from omission of Excluded Liabilities.

(6) To the best of MCRT’s knowledge, the Company has no liabilities or obligation of any nature whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes due on or prior to the date of this Agreement or any interest or penalties thereto, except for (i) liabilities and obligations provided for in the Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business and (iii) Excluded Liabilities.

(7) All federal, state, municipal and other tax returns ("Tax Returns") required by law to be filed by the Company for all periods up to and including the date of this Agreement have been or will be duly filed, save for any return that may be required in connection with the admission to the Company of MCRT and/or Investor or closing of the Development Financing.  All taxes, interest and penalties shown as owed and due on all Tax Returns previously filed by the Company have been paid in full.  To MCRT’s knowledge, all such Tax Returns previously filed by the Company were correct and complete in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return and has not waived any statute of limitations in respect of taxes or agreed to any extensions of time with respect to any assessment or deficiency for taxes.  To MCRT’s knowledge, no claim has ever been made by any governmental authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to tax by that jurisdiction.  There is no current audit pending concerning any tax liability of the Company, nor has the MCRT or the Company received any written notice of an audit concerning any tax liability of the Company.  There is no dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any governmental authority in writing or (ii) as to which the MCRT has knowledge based on personal contact with any agent of such governmental authority.

(8) All of the issued and outstanding membership interests of the Company are, as of the date hereof, and prior to giving effect to the admission of Investor, held by MCRT.  There are no other units or membership interests or any other securities issued or outstanding for the Company. Immediately following the admission of the Investor, MCRT and Investor will own 100% of the membership interests in the Company free and clear of all liens.  The Membership Interests of MCRT and Investor are duly authorized and validly issued.  Other than as provided in this Agreement, there are no (i) outstanding options, warrants, purchase rights or preemptive rights relating to the Membership Interests, (ii) outstanding securities convertible into membership interests in the Company or (iii) other agreements or commitments restricting the issuance, sale or transfer of Membership Interests to which MCRT or the Company is a party, except for loan documents for the Development Financing and contracts listed in Schedule 8.

(9) The Company has no subsidiaries.  The Company does not control directly or indirectly, or have any direct or indirect equity participation in, any corporation, partnership, trust, or other business association.  The Company does not own or have any right to acquire, directly or indirectly, any outstanding securities of, or other equity interests in, any person.

MCRT will be entitled to treat any recovery for breach of the representations and warranties in this schedule as a Project Cost, subject to reimbursement from the Company as is any other Project Cost, subject to MCRT’s cost overrun obligations pursuant to Section 3.4(A) of this Agreement.

BIR/BVF-II NoMa JV, L.L.C. By: /s/ David C. Quade Name: David C. Quade Title: Executive Vice President	MCRT/MA 104 NoMa LLC By:MCRT NoMa LLC, a Delaware limited liability company, its manager By: /s/ Sheryl A. Brown Name: Sheryl A. Brown Title: Chief Financial Officer and Treasurer

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